As filed with the Securities and Exchange Commission on January 8, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEKNI-PLEX, INC. (Exact name of registrant as specified in its charter)

Delaware	3086, 3052	22-3286312
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

260 North Denton Tap Road
Coppell, Texas 75019
Telephone: (972) 304-5077

SEE TABLE OF ADDITIONAL REGISTRANTS
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. F. Patrick Smith
Chief Executive Officer
Tekni-Plex, Inc.
260 North Denton Tap Road
Coppell, Texas 75019
Telephone: (972) 304-5077
Facsimile: (972) 304-6297
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Winthrop B. Conrad, Jr.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4890
Facsimile: (212) 450-5426

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
8¾% Senior Secured Exchange Notes	$275,000,000	100%	$275,000,000	$22,247.5
Guarantees of 8¾% Senior Secured Exchange Notes (2)	$-	$-	$-	$-

(1)	Estimated solely for the purpose of calculating the amount of the registration fee.

(2)	The 8¾% Senior Secured Exchange Notes due 2013 are guaranteed by each of the entities listed in the Table of Additional Registrants.

(3)	Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees of the notes registered hereby.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

As filed with the Securities and Exchange Commission on January 8, 2004

TABLE OF ADDITIONAL REGISTRANTS

Name, Address and Telephone Number	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number

PureTec Corporation(1)	Delaware	22-3376449
Plastic Specialties and Technologies, Inc.(1)	Delaware	22-2743384
Plastic Specialties and Technologies Investments, Inc.(1)	Delaware	22-2663552
Burlington Resins, Inc.(1)	Delaware	22-3334106
Distributors Recycling, Inc.(1)	New Jersey	22-2466975
REI Distributors, Inc.(1)	New Jersey	22-2418824
Tri-Seal Holdings, Inc (1).	Delaware	52-2141575
Natvar Holdings, Inc (1).	Delaware	22-3703725
TPI Acquisition Subsidiary, Inc. (1)	Delaware	52-2340472
TP-ElM Acquisition Subsidiary, Inc. (1)	Delaware	71-0891561

(1)	The address of each of these additional registrants is: 201 Industrial Parkway, Somerville, New Jersey 08876. The telephone number of each is (908) 722-4800.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)

TEKNI-PLEX, INC.

Offer to Exchange
     8 ¾% Senior Secured Exchange Notes Due 2013
which have been registered under the Securities Act of 1933
for any and all of our outstanding
8 ¾% Senior Secured Notes Due 2013

We are offering to exchange up to $275,000,000 of our new 8¾% Senior Secured Exchange Notes due 2013 for up to $275,000,000 of our existing 8¾% Senior Secured Notes due 2013. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Security Act and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act.

To exchange your old notes for new notes:

  You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time, on                , 2004.

  If you hold the old notes through The Depository Trust Company, or DTC, and wish to accept this exchange offer, you must do so pursuant to DTC's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal.

  You should read the section called “The Exchange Offer” for additional information on how to exchange your old notes for new notes.

See “Risk Factors” beginning on page 11 for a description of risk factors that you should consider before tendering your old notes in the exchange offer.

The old notes have not been, and the new notes will not be, listed on an exchange or quoted on an automated quotation medium.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted.

The date of this prospectus is                 , 2004.

PROSPECTUS SUMMARY

     The following summary contains information about Tekni-Plex and the exchange offer. It presents a summary of the material information appearing elsewhere in the prospectus and filings incorporated by reference. For a more complete understanding of Tekni-Plex and the exchange offer, we urge you to read this entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes to those statements. Our fiscal year ends on the Friday closest to June 30 of each calendar year. For example, fiscal year 2003 refers to the year ended June 27, 2003.

Tekni-Plex

Overview

     We are a global, diversified manufacturer of packaging, packaging products and materials as well as tubing products. We primarily serve the food, healthcare and consumer markets and have built leadership positions in our core markets by focusing on the vertically integrated production of highly specialized products. For the fiscal year ended June 27, 2003, we generated net sales of $610.7 million.

      Our operations are primarily aligned under two business segments: Packaging and Tubing Products.

  Our Packaging segment manufactures and sells plastic packaging and packaging products and materials for the food, pharmaceutical, healthcare and consumer markets and accounted for approximately $291.8 million, or 47.8%, of our net sales for the fiscal year ended June 27, 2003. The principal products of our Packaging segment include foam egg cartons, pharmaceutical blister films, poultry and meat processor trays, closure liners, aerosol and pump packaging components and foam plates.

  Our Tubing Products segment manufactures and sells plastic hose and tubing for the consumer retail and healthcare markets and accounted for approximately $209.7 million, or 34.3%, of our net sales for the fiscal year ended June 27, 2003. The principal products of our Tubing Products segment include private label and brand-name garden and irrigation hose, medical tubing and pool hose.

     Products that do not fit in either of these two segments, including recycled PET, vinyl compounds and specialty resins, are reflected in Other in our financial statements and accounted for the remainder of our net sales.

Competitive Strengths

We believe that our competitive strengths include:

  Strong customer relationships. We have long-standing relationships with many of our customers. We attribute our long-term customer relationships to our ability to consistently manufacture high quality products and provide a superior level of customer service. We routinely win customer awards for our superior products and customer service and have recently been recognized for supplier excellence by 3M Pharmaceuticals, Pfizer, Eli Lilly, Boston Scientific and Kraft Foods, among others.

  Strong market positions in core businesses. We have a strong market presence in the U.S. in our core product lines. The following table shows what we believe to be our market position in our primary product lines:
Product	Market Position

Vinyl medical device materials	1
Vinyl medical tubing	1
Laminated, clear, high barrier pharmaceutical blister packaging	1

Multi-layered co-extruded and laminated closure liners	1
Garden and irrigation hose	1
Precision tubing and gaskets for aerosol packaging	1
Egg cartons	1
Foam processor trays	2
  Experienced management team. Our management team has been successful in selecting and integrating strategic acquisitions as well as improving our underlying business fundamentals. After significantly improving the business of Tekni-Plex following our 1994 acquisition, management successfully integrated both the Flemington and Dolco operations that we acquired during 1996, the latter being a public company then nearly twice our size. During the same period, our Brooklyn, NY operations were also successfully merged into our Flemington, NJ plant. In 1997, we acquired and integrated the PurePlast operations. In 1998, we acquired PureTec, a public company then more than twice our size. In 1999, we acquired and integrated the assets and business of Tri-Seal and Natvar. In 2000, we acquired and integrated all the assets of the Super Plastics division of RCR International, Inc. In 2001, we acquired and integrated the Swan Hose garden hose business of Mark IV Industries, Inc. In 2002, we acquired the assets and business of Elm Packaging Company. Management has substantially improved the operating margins of each of these acquired operations by integrating the acquisitions, effecting turnarounds, providing strategic direction and leadership, increasing sales and market share, improving manufacturing efficiencies and productivity, and developing new technologies to enhance their competitive strengths.

  Cost efficient producer. We continually focus on improving our underlying operations and reducing costs. Our acquisitions since 1995 have provided significant opportunities to realize cost savings and synergies in the combined businesses through the sharing of complementary technologies and manufacturing techniques, as well as economies of scale, including the purchase of raw materials.

  Producer of high quality, technically sophisticated products. We believe, based upon our knowledge and experience in the industry, that we have a long-standing reputation as a manufacturer of high quality, high performance products, materials and primary packaging material (where the packaging material comes into direct contact with the end product). Our emphasis on quality is evidenced by our product lines which address the more technically sophisticated areas of their respective markets.

  Strong equity sponsorship. We obtained strong equity commitments from certain investors in conjunction with our recapitalization in June 2000. These investors agreed to contribute $269.6 million to Tekni-Plex, of which $167.0 million was contributed to consummate the recapitalization in June 2000. The remaining $102.6 million was contributed in conjunction with our acquisitions of Super Plastics, Swan Hose and Elm Packaging Company. In connection with the recapitalization, all members of our current management maintained their entire equity investment.

Business Strategy

     We seek to maximize our profitability and growth and take advantage of our competitive strengths by pursuing the following business strategy:

  Ongoing cost reduction through technical process improvement. We have an ongoing program to improve manufacturing and other processes in order to drive down costs. Examples of such cost improvement programs include:

  material and energy conservation through enhanced process controls and advanced product design;

  reduction in machine set-up time through the use of proprietary technology;

  continual product line rationalization; and

  development of backward and forward integration opportunities.

  Internal growth through product line extension and improvement. We continually seek to improve and extend our product lines and leverage our existing technological capabilities in order to increase our market share in existing markets, effectively penetrate new markets and improve our profitability. Our strategy is to emphasize our expertise in providing packaging, products and materials with specific high performance characteristics through the development of various unique proprietary materials and proprietary manufacturing process techniques.

  Growth through acquisitions. We will continue to pursue acquisitions selectively when the opportunity arises. Our objective is to pursue acquisitions that provide us with the opportunity to gain economies of scale and reduce costs through, among other things, technology sharing and synergistic cost reduction.

  Growth through international expansion. We believe that there is significant opportunity to expand our international sales, which for the fiscal year 2003 represented approximately 13.0% of our total revenues. At present we have manufacturing or conversion operations with attached sales offices in Argentina, Belgium, Canada, Italy, and the United Kingdom. We also have a regional sales office in Singapore covering the southeast Asia region, including China. In addition, we have manufacturing liaisons and strategic supplier agreements in Germany, Italy and Japan and a manufacturing licensee in Japan. We have recently added sales representatives in Jordan, Saudi Arabia and the United Arab Emirates, as well as in India and Philippines, to our existing representatives in Australia/New Zealand, South Africa, Central America, Brazil, Mexico and China (including Hong Kong). We believe that our growing international presence, which is a combination of our own regional manufacturing and sales forces and independent sales representatives, will continue to generate opportunities to increase our sales.

Recent Events

     On November 21, 2003, we issued $275.0 million aggregate principal amount of the Senior Secured Notes due 2013 for net proceeds of approximately $266.8 million, after deducting fees and other expenses. We have used all the net proceeds to prepay term loans under our existing credit facility in the amount of approximately $241.8 million and to fully repay and terminate our additional loan facility under our existing credit facility in the amount of $25.0 million. In connection with the issuance of the old notes we amended our credit facility to permit the offering and provide us with relief from certain covenants and amended certain other provisions. See “Descriptions of Certain Indebtedness.”

     We were incorporated in 1994 under the laws of the State of Delaware. Our principal executive offices are located at 260 North Denton Tap Road, Coppell, Texas 75019 and our telephone number at that location is (972) 304-5077.

THE EXCHANGE OFFER

     All capitalized terms used without definition within this section shall have the respective meanings set forth under “Description of the New Notes” below.

New Notes

Up to $275,000,000 principal amount of 8¾% Senior Secured Exchange Notes due 2013. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions, registration rights provisions relating to the old notes do not apply to the new notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement we entered into when we sold the old notes in transactions pursuant to Rule 144A and Regulation S under the Securities Act.

Expiration Date, Tenders, Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we choose to extend the exchange offer in our sole discretion, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer.

To tender your old notes you must follow the detailed procedures described under the heading “The Exchange Offer—Procedures for Tendering Old Notes” including special procedures for certain beneficial owners and broker-dealers. If you decide to exchange your old notes for the new notes, you must acknowledge that you do not intend to engage in and have no arrangement with any person to participate in a distribution of the new notes. If you decide to tender your old notes pursuant to the exchange offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on the expiration date.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent

HSBC Bank USA is the exchange agent for the exchange offer.

Federal Income Tax Consequences

Your exchange of old notes for new notes pursuant to the exchange offer will not result in a gain or loss to you for Federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Consequences of Failure to Exchange

If you fail to tender your old notes for new notes in the exchange offer, your old notes will continue to be subject to transfer restrictions and you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay any liquidated damages.

Summary Description of the New Notes

     The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to the old notes do not apply to the new notes. For additional information regarding the new notes, see “Description of the New Notes.”

Maturity Date

November 15, 2013

Interest

Interest will be paid on May 15 and November 15 of each year. Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered for them, or, if no interest has been paid on such old notes, from November 21, 2003. We will not pay interest on the old notes accepted for exchange.

Denominations and Issuance of New Notes

The new notes will be issued only in registered form without coupons, in minimum denominations of $1,000 and multiples of $1,000.

Collateral

The new notes will be secured by second-priority liens, subject to certain exceptions, on the collateral securing our existing credit facility, which we refer to as the “collateral”. The indenture and the security documents relating to the notes permit us to incur a significant amount of debt, including obligations secured (including on a first priority basis) by the collateral, subject to compliance with certain conditions. No appraisals of any collateral have been prepared by us or on our behalf in connection with the offering of the old notes or this exchange offer. The value of the collateral securing the notes at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Ranking

The new notes and the guarantees will rank:

  senior in right of payment to our and the guarantors’ existing and future subordinated indebtedness;

  pari passu in right of payment with all of our existing and future senior indebtedness;

  effectively junior to the indebtedness under our existing credit facility, which is secured on a first priority basis by substantially the same assets that secure the notes, and to certain hedging obligations, certain purchase money security interests, capital lease obligations and obligations secured by permitted liens; and

  effectively junior to all of the liabilities of our

subsidiaries that have not guaranteed the notes.

Optional Redemption

At any time on or after November 15, 2008, we may redeem all or part of the new notes at the redemption prices listed in “Description of the new Notes — Optional Redemption.” Before November 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at the redemption price of 108.75% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings, provided at least 65% of the aggregate principal amount of the notes issued remain outstanding after each such redemption. See “Description of the New Notes — Optional Redemption.

Change of Control

If a change of control occurs, each holder of new notes will have the right to require us to purchase all or a portion of their notes at 101% of the principal amount, plus accrued, unpaid interest to the date of repurchase. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants

The indenture governing the new notes contains covenants, which are the same as the covenants applicable to the old notes, that, subject to a number of significant exceptions and qualifications among other things, limit our and certain of our subsidiaries’ ability to:

  sell assets;

  make restricted payments, including purchasing or redeeming capital stock;

  incur additional indebtedness;

  issue or sell preferred stock of restricted subsidiaries;

  create or incur liens;

  pay dividends or make any other equity distributions;

  merge or consolidate with or transfer substantial assets to another entity; and

  engage in transactions with related persons.

For more details, see “Description of the New Notes—Covenants.”

Trading Market

To the extent that old notes are tendered and accepted in

the exchange offer, your ability to sell untendered, and tendered but unaccepted, old notes could be adversely affected. There may be no trading market for the old notes.

We cannot assure you that an active public market for the new notes will develop or as to the liquidity of any market that may develop for the new notes, your ability to sell the new notes, or the price at which you would be able to sell the new notes.

Shelf Registration Statement

If any holder of the old notes (other than any such holder which is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the exchange offer, and such holder has provided information regarding such holder and the distribution of such holder’s old notes to us for use therein, we have agreed to register the old notes on a shelf registration statement and to use our commercially reasonable efforts to cause it to be declared effective by the SEC on or prior to 120 days after the obligation of the company to file a shelf registration statement arises. We have agreed to maintain the effectiveness of the shelf registration statement, under certain circumstances, until the date on which the old notes are no longer “restricted securities” (within the meaning of Rule 144 under the Securities Act).

For more details, see “Description of the New Notes—Covenants.”

Risk Factors

     You should carefully consider the specific matters set forth under “Risk Factors” as well as the other information and data included in this prospectus in evaluating the exchange offer and deciding whether to exchange your old notes.

Ratio of Earnings to Fixed Charges

	Years Ended					Three Months Ended

	July 2, 1999	June 30, 2000	June 29, 2001	June 28, 2002	June 27, 2003	September 27, 2002	September 26, 2003

Ratio of earnings to fixed charges	1.7	1.8	—	1.1	1.1	—	—

     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges. “Fixed charges” include interest, whether expensed or capitalized, and amortization of debt expense and for the year ended June 30, 2000 exclude the amounts related to our recapitalization. The portion of rental expense that is representative of the interest factor has not been included in fixed charges since it is not considered material. Fixed charges exceeded earnings before fixed charges for the year ended June 29, 2001 by $12.2 million and for the quarters ended September 27, 2002 and September 26, 2003 by $2.0 million and $4.4 million, respectively.

RISK FACTORS

     You should carefully consider the following risk factors as well as the other information and data included in this prospectus before investing in the notes. We have summarized below the material risks that face us and this offering. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to Our Debt

Our substantial indebtedness could prevent us from fulfilling our obligations under the notes and otherwise restrict our activities.

     As of September 26, 2003, as adjusted to give effect to the offering of the old notes and the application of the proceeds therefrom, we would have $734.6 million of total indebtedness outstanding. In addition, subject to the restrictions in our existing credit facility, the indenture, as supplemented, relating to the subordinated notes, the indenture relating to the notes and our other debt instruments, we may incur significant additional indebtedness. Our substantial debt may have important consequences to you. For example, it could:

  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  put us at a competitive disadvantage compared to our competitors that have less debt;

  increase our vulnerability to general adverse economic and industry conditions;

  increase our vulnerability to interest rate increases to the extent our variable-rate debt is not effectively hedged; and

  limit our ability to make investments or take other actions or borrow additional funds.

The operating and financial restrictions imposed by our debt agreements, including our existing credit facility, the indenture, as supplemented, relating to the senior subordinated notes and the indenture relating to the notes, could negatively affect our ability to finance our operations and capital needs or to engage in other business activities.

     Covenants contained in the indenture relating to the notes and our other debt agreements limit our operating flexibility with respect to certain business matters. Among other things, these covenants limit our ability and our subsidiaries’ ability to:

  incur additional indebtedness and issue preferred stock;

  issue capital stock of subsidiaries;

  incur liens upon properties or assets;

  make acquisitions;

  merge or consolidate with third parties;

  make other restricted payments and investments (including repurchasing and redeeming capital stock);

  pay dividends and make distributions;

  incur restrictions on the ability of our subsidiaries to pay dividends or other payments to us;

  dispose of assets; and

  engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

      In addition, our existing credit facility requires us to maintain specified financial covenants.

     These covenants may adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our interest. Our ability to meet these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach of or failure to comply with any of these covenants could result in a default under our credit facility or the indentures even if we are able to make the required payments thereunder. If we default under our credit facility, our lenders could cease to make further extensions of credit, cause all of our outstanding debt obligations under the credit facility to become due and payable, require us to apply all of our available cash to repay the indebtedness under our credit facility or prevent us from making debt service payments on any other indebtedness we owe. If a default under the indenture, as supplemented, relating to the senior subordinated notes or the indenture relating to the notes occurs, the holders of the senior subordinated notes or the notes could elect to declare such notes due and payable. If the indebtedness under the credit facility or the notes is accelerated, we may not have sufficient assets to repay amounts due under these existing debt agreements or on other debt securities then outstanding. We may amend the provisions and limitations of the credit facility from time to time without the consent of the holders of the notes. For a more complete description of the terms of our outstanding debt and the covenants contained in the notes, see “Description of Certain Indebtedness” and “Description of the New Notes.”

  We may not be able to service our debt.

     Our ability to repay or refinance our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to financial, business and other factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs or raw material or product prices, the response of competitors, regulatory developments and delays in implementing strategic projects. Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can successfully implement our business strategy. We may not be able to implement our business strategy or the anticipated results of our strategy may not be realized.

     As of September 26, 2003, our principal and interest payment obligations were approximately $78.2 million for the next twelve months. Principal payments, including scheduled amortization payments, in fiscal 2004 and fiscal 2005 will be approximately $4.4 million and $1.4 million, respectively. If the entire $100.0 million under the revolving credit facility had been outstanding at all times during our debt service for this period would have increased by approximately $1.1 million based on an average interest rate of 4.6%.

     We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, our senior subordinated notes and these notes, on commercially reasonable terms or at all.

  Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase.

     Our borrowings under the existing credit facility, are at variable rates of interest that expose us to interest rate risk. If interest rates increase, our debt service obligations would increase even though the amount borrowed would remain the same. At September 26, 2003 the principal amount of our aggregate outstanding variable rate indebtedness was $407.7 million. A hypothetical 1% adverse change in interest rates would have had an annualized unfavorable impact of approximately $4.1 million on the our earnings and cash flows based upon the year-end debt levels, without taking into account our interest rate hedge agreements. While we attempt to reduce the impact of interest rate risk through interest rate hedge agreements, we cannot assure you that we will be able to do so.

Risks Relating to the Notes

  The collateral securing the notes is subject to control by creditors with first-priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the notes.

     The notes will effectively rank junior to all amounts owed under our existing credit facility, as the credit facility is secured by a first-priority lien on the collateral pledged for the benefit of the notes. In addition, subject to the restrictions contained in the indenture, we may incur additional debt that will be secured by first-priority liens on the collateral or by liens on assets that are not pledged to the holders of notes, all of which would effectively rank senior to the notes to the extent of the value of the assets securing such debt.

     Although the holders of obligations secured by first-priority liens on the collateral and the holders of obligations secured by second-priority liens thereon, including the notes, will share in the proceeds of this collateral, the holders of obligations secured by the first-priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second-priority liens will be entitled to any recovery from the collateral. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second- priority liens, if any, after payment in full of all obligations secured by the first-priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. As of September 26, 2003 as adjusted to give effect to the offering of the old notes and the application of the proceeds therefrom, we would have approximately $140.9 million of indebtedness outstanding under the credit facility, and an additional $32.2 million would have been available for borrowing thereunder. All indebtedness under the credit facility is secured by first-priority liens on the collateral.

  We may incur additional indebtedness ranking equal to the notes or the guarantees.

     The indenture will permit us to issue additional notes secured on an equal and ratable basis with the notes, subject to satisfaction of a debt incurrence covenant. If we or a guarantor incur any additional debt that is secured on an equal and ratable basis with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This sharing will effectively reduce the amount of collateral available for repayment of the notes and may have the effect of reducing the amount of proceeds paid to you.

  The notes will be structurally junior to indebtedness and other liabilities of our non-guarantor subsidiaries.

     The notes are effectively junior to all liabilities of our subsidiaries which are not guarantors. You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. Our non-guarantor subsidiaries, which include all of our foreign subsidiaries, generated 13.0% of our net sales for the year ended June 27, 2003. As of September 26, 2003, our non-guarantor subsidiaries had $22.4 million of outstanding liabilities (including $5.7 million of debt), including trade payables but excluding intercompany obligations.

  The lien-ranking agreements set forth in the indenture will limit the rights of the holders of the notes with respect to the collateral securing the notes.

     The rights of the holders of the notes with respect to the collateral securing the notes will be substantially limited pursuant to the terms of the lien-ranking agreements set forth in the indenture. Under those lien-ranking agreements, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past default under, the collateral documents, will be at the direction of the holders of the obligations secured by the first-priority liens, and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the second-priority lien securing the notes are permitted under some circumstances. See “Description of the New Notes — Security” and “Description of the New Notes — Amendment, Supplement and Waiver.”

  Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.

     The security interests in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee will monitor, or that we will inform the trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The trustee will not monitor the future acquisition of property and rights that constitute collateral, or take action to perfect the security interest in such acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties. In addition, your security interest in a portion of the real property collateral may not have been perfected at closing of the old notes offering and title insurance and opinions of local counsel have not been obtained with respect to the real property and the enforceability of the mortgages relating thereto. Without opinions of counsel and title insurance, you will be unable to confirm that the mortgages are effective and there will be no title insurance available in the event of a compensable loss due to title failure or defect or lien priority issues. Without having a perfected security interest in the real property, you will be unable to exercise your rights and remedies relating to such collateral, and would be subject to the prior rights of intervening secured creditors.

  The collateral may not be valuable enough to satisfy all the obligations secured by the collateral.

     The value of the collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyer and similar factors. Accordingly, we cannot assure you that the proceeds of any sale of the collateral following an acceleration of maturity with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes after satisfying our obligations secured on a first priority basis thereby.

  Bankruptcy laws may limit your ability to realize value from the collateral.

     The right of the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the trustee repossessed and disposed of the collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in, the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

  We may not have the ability to raise the funds necessary to purchase the notes upon a change of control.

     Upon the occurrence of a change of control, you will have the right to require us to purchase all or a portion of your notes. Nevertheless, if a change of control were to occur, we might not have sufficient financial resources, or might not be able to arrange financing, to pay the purchase price for notes that you tender. The terms of our senior subordinated notes require us to repurchase the notes in similar circumstances.

     In addition, the terms of our existing credit facility limit our ability to purchase any notes and to identify certain events that would constitute a change of control or an event of default under the credit facility. Future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain this consent or repay the borrowing, however, we would remain prohibited from purchasing the notes. Our failure to purchase the notes would constitute an event of default under the indenture, that would, in turn, constitute a further default under certain of our other existing debt agreements and may constitute a default under the terms of other indebtedness that we may enter into from time to time.

     Further, the provisions of the indenture may not protect you in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that might adversely affect holders of notes, if the transaction did not result in a change of control. For a more complete description of the change of control provisions contained in the notes, see “Description of the New Notes — Change of Control.”

  Federal and state statutes allow courts, under specific circumstances, to limit your rights as a noteholder.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

  avoid all or a portion of our obligations to you;

  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  take other action detrimental to you, including invalidating the notes.

      In that event, we cannot assure you that you would ever be repaid.

     Under federal and state fraudulent transfer laws, in order to take any of those actions, a court typically would need to find that, at the time the notes were issued, we:

  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

      (a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

     (b) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

     (c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

      Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

     We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

     Different jurisdictions define “insolvency” differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if our liabilities exceeded our assets (at a fair valuation) or if the present saleable value of our assets is less than amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured.

     Our obligations under the notes are guaranteed on a senior basis by substantially all of our domestic subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

  No public trading market for the notes exists which could result in an illiquid trading market and/or lower sales prices for your notes

     The new notes are a new issue of securities for which there is currently no active trading market. If any of the notes are traded after they are initially issued, they may trade at a discount from their initial offering price. The trading price of the notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. If an active market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected.

  The exchange offer will result in reduced liquidity of unexchanged old notes, so you may face lower prices for your old notes if you do not exchange them for new notes

     The trading market for unexchanged old notes could become more limited than the existing trading market for the old notes due to the reduction in the amount of the old notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the old notes if you elect not to participate in the exchange offer. If a market for the unexchanged old notes exists the old notes may trade at a discount to the price at which they would trade if the amount outstanding were not reduced. There can be no assurance that an active market in the unexchanged old notes will exist, develop or be maintained and we cannot predict the prices at which the unexchanged old notes will be traded, if they are traded at all.

Risks Relating to Our Business

  Our profits may be adversely affected by price volatility and availability of raw materials if we are unable to pass price increases on to customers or to obtain necessary raw materials.

     Our profitability may be adversely affected if raw material prices increase and we are unable to pass these price increases on to our customers, employ successful hedging strategies, enter into supply contracts at favorable prices or buy on the spot market at favorable prices. Our products are manufactured from commodity petrochemicals that are readily available in bulk quantities from numerous large, vertically integrated chemical companies. Except for PCTFE film, a raw material used in the manufacturing of our clear, laminated blister packaging materials, we currently purchase each principal raw material from several of the top suppliers. Prices for our raw materials have fluctuated in the past and likely will continue to do so in the future. Historically, we have been able to pass on substantially all of the price increases in raw materials to our customers on a timely basis, although in the case of our garden hose products we are usually not able to do so until the following season because prices are set annually. We cannot be sure, however, that we will be able to pass on price increases in the future.

  We operate in discrete market segments of our industry, some of which are highly competitive and include participants with greater resources than ours.

     We compete with a wide variety of manufacturers because we operate in discrete market segments. Some of our competitors are larger, have greater financial resources and are less leveraged than we are. As a result, these competitors may be better able to withstand a change in market conditions within the industry and throughout the economy as a whole. These competitors may also be able to maintain significantly greater operating and financial flexibility than we can. Additionally, a number of our niche product applications are customized or sold for highly specialized uses. Competitors with greater financial, technological, manufacturing and marketing resources than ours and that do not currently market similar applications for these uses could choose to do so in the future. Increased competition could have a material adverse effect on our business, financial condition or results of operations.

  The success of our acquisition strategy could be adversely affected by the unavailability of suitable acquisition candidates or our inability to finance future acquisitions or successfully integrate acquired businesses.

     Acquiring suitable businesses is a key component of our business strategy. Nonetheless, we may not identify suitable acquisitions or acquisitions that can be made at an acceptable price. In the event we are able to acquire additional businesses, we may require substantial capital to do so. Although we will be able to borrow under our revolving credit facility under certain circumstances to fund acquisitions, we cannot be sure that such borrowings will be available in sufficient amounts or that other financing will be available in amounts and on terms that we deem acceptable. In addition, growth by acquisition involves risks such as:

  diversion of our management’s attention from ongoing business concerns;

  difficulties in integrating the operations and personnel of acquired companies;

  difficulty in assessing the value, strengths and weaknesses of acquisition candidates;

  failure to discover, or the assumption of, liabilities of the acquired company for which we will be responsible following the acquisition;

  the potential loss of key employees and customers of acquired companies;

  diversion of other corporate resources from our existing operations; and

  failure to achieve the expected benefits of the acquisition.

     If the execution of our acquisition strategy is unsuccessful, our ability to compete successfully or repay our indebtedness may be reduced.

  Risks relating to foreign investment and operations may harm our results.

     We have operations and other investments in a number of countries outside of the United States. Our foreign operations and investments are subject to the risks normally associated with conducting business in foreign countries, including:

  limitations on ownership and on repatriation of earnings;

  import and export restrictions and tariffs;

  additional expenses relating to the difficulties and costs of staffing and managing international operations;

  labor disputes and uncertain political and economic environments, including risks of war and civil disturbances and the impact of foreign business cycles;

  change in laws or policies of a foreign country;

  delays in obtaining or the inability to obtain necessary governmental permits;

  potentially adverse consequences resulting from the applicability of foreign tax laws;

  cultural differences; and

  increased expenses due to inflation.

     Our foreign operations and investments may also be adversely affected by laws and policies of the United States and the other countries in which we operate affecting foreign trade, investment and taxation.

  The garden and irrigation hose products business is highly seasonal and is impacted by weather conditions, which results in significant fluctuation of our financial results over the course of the fiscal year.

     The market for our garden and irrigation hose products is highly seasonal, with a majority of our sales occurring in spring and early summer. As a result of the need to build up inventories in anticipation of such sales, our working capital requirements peak in the spring. In addition, this seasonality has a significant impact on our net income from quarter to quarter. To the extent such sales peak later in any fiscal year compared to other fiscal years, as a result of weather or other factors, cash flows may not be comparable on an interim period basis. In addition, the market for our garden and irrigation hose products is impacted by adverse weather conditions. For example, the unusually wet spring and summer of 2003 negatively impacted sales of our garden and irrigation hose products during that period.

  We are dependent on certain key personnel and could be adversely affected by loss of their services.

     We are dependent on the management experience and continued services of our executive officers, including Dr. F. Patrick Smith and Mr. Kenneth W.R. Baker. The loss of the services of these officers could have a material adverse effect on our business. In addition, our continued growth depends on our ability to attract and retain experienced key employees.

  If we were required to write down all or part of our goodwill, our net income and net worth could be materially adversely affected.

     As of September 26, 2003, we had $203.7 million of net goodwill recorded on our consolidated balance sheet. Historically, we have amortized goodwill on a straight-line basis. Effective June 29, 2002, we no longer amortize goodwill. Instead, we are required to periodically determine if our goodwill has become impaired, in which case we would write down the impaired portion of our goodwill. If we were required to write down all or part of our goodwill, our net income and net worth could be materially adversely affected.

  We may be adversely affected by environmental and safety laws and regulations.

     We could incur significant fines, penalties, capital costs or other liabilities or obligations associated with any noncompliance, contamination or natural resource damage or toxic tort liability at or related to any of our current or former operations, facilities or properties. Changes in laws or the interpretation thereof, the development of new facts or the failure of third parties to address contamination at current or former facilities or properties could also cause us to incur additional costs. Any of these foregoing fines, penalties, capital costs, liabilities, obligations or costs could have a material adverse effect on our businesses, financial condition or results of operations.

     Our facilities, operations, and properties are subject to foreign, federal, provincial, state and local environmental laws and regulations. Environmental laws and regulations are complex, change frequently and have tended to become stringent over time. While we have budgeted for future capital and operating expenditures to maintain compliance with environmental laws and regulations, we cannot assure you that these laws and regulations will not change or become more stringent in the future. Failures to comply with these laws and regulations could result in fines, other sanctions or could require changes in our product formulation. We are involved from time to time in administrative or legal proceedings relating to environmental matters and have in the past and will continue to incur capital costs and other expenditures relating to environmental matters.

     Current and prior owners and operators of property or businesses may be liable under environmental laws without regard to fault or to knowledge about the condition or action causing the liability. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of property, including property where we dispose of our waste, and environmental conditions could lead to claims for damages to natural resources, personal injury or property damage. We are aware of environmental conditions at certain properties that we now or previously owned or leased that are undergoing investigation or remediation by us or by third parties. Although based on current information we have no reason to believe otherwise, these third parties may not complete the required remediation.

  A significant portion of our workforce is unionized and labor disruptions could adversely affect our business.

     As of October 1, 2003, we had approximately 3,200 employees, of whom approximately 1,000 were represented by labor unions under various collective bargaining agreements. We have had one labor strike in the United States in our history, which occurred at our Ridgefield, NJ plant in August 2003. Although we consider our current relations with these unions to be generally good, if we do not maintain these good relations, if we cannot negotiate the collective bargaining agreements on favorable terms or if a major work disruption event were to occur, it could adversely affect our business.

  We are controlled by shareholders who will be able to make important decisions about our business and capital structure; the controlling shareholders’ interests may differ from your interests as a noteholder.

     Circumstances may occur in which the interests of the controlling shareholders of Tekni-Plex could be in conflict with your interests as a noteholder. The common shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance the value of their individual equity investments, even though these transactions might involve risks to the holders of the notes. As of June 27, 2003, Tekni-Plex Partners LLC holds approximately 96.4% of our outstanding common stock (approximately 93.9% on a fully diluted basis) and MST/TP Partners holds the remaining common stock. Tekni-Plex Management, as sole managing member of Tekni-Plex Partners and MST/TP Partners, controls both these entities. Tekni-Plex Management is controlled by Dr. Smith, our Chairman of the Board and Chief Executive Officer.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under “Risk Factors,” many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements.

     All forward-looking statements are qualified by the risks described under “Risk Factors” which, if they develop into actual events, could have a material adverse effect on our businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus.

     We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for the old notes as described in this prospectus upon our receipt of the old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

Our net proceeds from the sale of the old notes were approximately $266.8 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds to repay borrowings under the term loan portion of our existing credit facility and permanently terminated loans outstanding under our additional loan facility.

CAPITALIZATION

     The following table sets forth our actual capitalization as of September 26, 2003 on a historical basis and as adjusted to give effect to the offering of the old notes and the application of the proceeds therefrom. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form l0-Q for the period ended September 26, 2003 as well as the financial statements and the notes to these statements incorporated by reference into this prospectus.

	As of September 26, 2003
	Historical	As Adjusted
	(unaudited) (in thousands)

Cash and cash equivalents	$56,594	$56,594

Long term debt:
Senior credit facility:
Revolving credit facility due 2006 (1)	$91,000	$66,000
Term loan A due 2006	80,000	2,500
Term loan B due 2008	236,680	72,430
8 ¾% Senior Secured notes	—	275,000
12 ¾% senior subordinated notes	312,951	312,951
Other	5,701	5,701

Total debt	726,332	734,582
Total stockholders’ (deficit) (2)	(66,078)	(68,710)

Total capitalization	$660,254	$665,872

(1)	At September 26, 2003, $32.2 million was available under our revolving credit facility on a pro forma basis giving effect to the offering of the old notes and the application of the proceeds therefrom.

(2)	Change represents write off of a portion of the deferred financing costs related to our credit facility.

SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth our selected historical consolidated financial information, and has been derived from and should be read in conjunction with our audited and unaudited consolidated financial statements, including the notes thereto. Our audited consolidated financial statements at June 28, 2002 and June 27, 2003 and for the fiscal years ended June 29, 2001, June 28, 2002 and June 27, 2003 and our unaudited consolidated financial statements for the fiscal quarters ended September 27, 2002 and September 26, 2003 are incorporated by reference into this prospectus. Our audited consolidated financial statements at July 2, 1999, June 30, 2000 and June 29, 2001 and for the fiscal years ended July 2, 1999 and June 30, 2000 are not included or incorporated by reference into this prospectus.

	Years Ended									Three Months Ended

	July 2, 1999		June 30, 2000		June 29, 2001	June 28, 2002		June 27, 2003		September 27, 2002	September 26, 2003

Statement of Operations Data:	(Dollars in thousands)
Net sales	$507,314		$524,817		$525,837	$577,749		$610,663		$140,585	$136,058
Cost of goods sold	376,370		394,480		399,836	430,457		459,471		110,691	106,230

Gross profit	130,944		130,337		126,001	147,292		151,192		29,892	29,828
Integration expense(1)	—		—		—	—		11,164		—	1,174
Selling, general and administrative expenses	62,534		58,343		60,999	69,444		61,600		13,911	15,365

Income from operations	68,410		71,994		65,002	77,848		78,428		15,981	13,289
Interest expense, net(2)	38,977		95,771		76,569	70,934		71,266		17,662	17,526
Unrealized loss on derivative contracts	—		—		13,891	7,830		1,997		5,344	(2,454)
Other expense (income)	286		4,705		605	(6)		(531)		303	118

Pre-tax income (loss)	29,147		(28,482)		(26,063)	(910)		5,696		(7,328)	(1,901)
Income tax provision (benefit)	14,150		(7,514)		(7,069)	5,677		2,306		(2,560)	(760)

Net income (loss)	$14,997		$(20,968)		$(18,994)	$(6,587)		$3,390		$(4,768)	$(1,141)

Other Financial Data:
EBITDA(3)(4)	$101,681		$100,527		$100,064	$115,556		$104,800		$22,469	$19,720
Depreciation and amortization	35,343		34,748		37,670	39,863		28,342		7,475	7,079
Capital expenditures	12,950		16,258		17,116	24,653		32,232		6,033	7,841
Ratio of earnings to fixed charges(5)	1.7	x	1.8	x	—	1.1	x	1.1	x	—	—
Balance Sheet Data (End of Period):
Cash and cash equivalents	$22,117		$12,525		$44,645	$28,199		$48,062		$28,099	$56,594
Working capital	101,445		145,879		199,129	218,919		249,665		184,857	234,795
Total assets	559,436		574,789		621,494	691,963		784,764		707,825	761,815
Total debt	416,394		651,593		678,150	692,821		729,484		682,236	726,332
Total liabilities	507,139		723,939		756,191	783,074		849,575		803,749	827,893
Total stockholders’ equity (deficit)	52,297		(149,150)		(134,697)	(91,111)		(64,811)		(95,924)	(66,078)

(1)	Integration expense represents costs to reconfigure and redesign the Swan and Elm production facilities to conform to our production and product standards.

(2)	Interest expense for the year ended June 30, 2000 includes $39.3 million of prepayment penalties and other interest costs, the write-off of deferred financing costs of $16.7 million and other costs of $1.3 million, related to our recapitalization and related refinancing of our debt.

(3)	EBITDA represents net income before interest, taxes, unrealized loss on derivative contracts, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results.

    We believe issuers of “high yield” securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

     We also use EBITDA for the following purposes: Our existing credit facility, and the indenture for our outstanding notes, use EBITDA (with additional adjustments) to measure our compliance with covenants such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

     EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

  EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Statements of Operations and Cash Flows included in our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2003 which is incorporated by reference into this prospectus.

      The following table is a reconciliation of EBITDA to Net Income for the periods indicated:

	Years Ended					Three Months Ended

	July 2, 1999	June 30, 2000	June 29, 2001	June 28, 2002	June 27, 2003	Sept. 27, 2002	Sept. 26, 2003

	(Dollars in thousands)
Net income (loss)	$14,997	$(20,968)	$(18,994)	$(6,587)	$3,390	$(4,768)	$(1,141)
Plus: Interest expense	37,191	94,261	74,566	68,773	68,765	16,978	16,996
Plus: Unrealized gain (loss)
on
derivative contracts	—	—	13,891	7,830	1,997	5,344	(2,454)
Plus: Income tax provision
(benefit)	14,150	(7,514)	(7,069)	5,677	2,306	(2,560)	(760)
Plus: Depreciation and
amortization	35,343	34,748	37,670	39,863	28,342	7,475	7079

EBITDA	$101,681	$100,527	$100,064	$115,556	$104,800	$22,469	$19,720

(4)	EBITDA and the related ratios presented in this table are measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA is not measurements of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

(5)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges. “Fixed charges” include interest, whether expensed or capitalized, and amortization of debt expense and for the year ended June 30, 2000 exclude the amounts related to our recapitalization discussed in (2) above. The portion of rental expense that is representative of the interest factor has not been included in fixed charges since it is not considered material. Fixed charges exceeded earnings before fixed charges for the year ended June 29, 2001 by $12.2 million and for the three months ended September 27, 2002 and September 26, 2003 by $2.0 million and $4.4 million, respectively.

Description of Certain Indebtedness

     The following descriptions are summaries of material terms of agreements governing certain indebtedness. The following summaries may not contain all of the information that may be important to you. To fully understand the agreements you should carefully read each of the agreements, each of which may be obtained from us. The following description is qualified in its entirety by reference to the relative agreements.

Credit Facility

     Our credit facility consists of a term loan facility and a revolving credit facility Amounts borrowed under the term loans were used solely to finance our recapitalization. Amounts borrowed under the revolving credit facility may be used for general corporate and working capital purposes.

     On September 22, 2003, we entered into an amendment to our credit facility that (i) enabled us to issue the notes offered hereby, (ii) provided for an additional loan facility of $25.0 million, which has been drawn and subsequently repaid and permanently terminated, (iii) provided us with relief from certain covenants and (iv) amended certain other provisions of the credit facility, including, among others, the levels we must achieve under our financial covenants for the fiscal year ended June 27, 2003 and future periods. In connection with that amendment, the interest rate margins of the credit facility increased by 50 basis points. Our credit facility established in June, 2000, as amended, provides for:

  a six-year revolving credit facility in the maximum amount of $100.0 million, approximately $48.0 million of which was outstanding at November 28, 2003;

  a six-year $100.0 million term loan facility, term loan A, which has been repaid and permanently terminated; and

  an eight-year $235.0 million term loan facility, term loan B, approximately $71.8 million of which was outstanding at November 28, 2003.

     Loans under the credit facility are secured by substantially all of our and our domestic subsidiaries’ assets and are guaranteed by each of our domestic subsidiaries. Loans under our credit facility bear interest by reference to a base rate or a reserve adjusted Eurodollar rate, at our option, in each case plus an applicable margin, as each such term is defined in the credit facility.

     Borrowings under the term loan A are annually amortized, payable in quarterly installments, ending in June 2006, with payments totaling $17.1 million due in the final two years after giving effect to the offering of the old notes. Borrowings under term loan B will be annually amortized, payable in quarterly installments, ending in June 2008, with approximately $56.0 million due in the final two years. The full amount outstanding under the revolving credit facility must be paid in June 2006. In addition, under certain circumstances, borrowings under the term loans are subject to mandatory prepayment from the proceeds of asset sales, issuances of debt, including the offering of the old notes, or equity securities, out of our excess cash flow and out of proceeds of certain insurance events.

     The credit facility imposes certain affirmative and negative duties on us and our subsidiaries. As part of these covenants, we are required to meet certain financial tests, including:

  a minimum fixed charge coverage ratio that ranges from 1.00:1 for the twelve months ended September 2003 to 1.30:1 for the twelve months ending in September 2007 and any subsequent periods.

  a maximum leverage ratio that ranges from 6.75:1 for the twelve months ended September 2003 to 5.00:1 for the twelve months ending in September 2007 and any subsequent periods.

  a minimum consolidated EBITDA that ranges from $105.0 million for the twelve months ended September 2003 to $122.5 million for the twelve months ending in September 2007 and any subsequent periods.

We are also restricted or limited in our ability to, among other things:

  incur and voluntarily prepay certain of our and our subsidiaries’ debt;

  grant liens on our and our subsidiaries’ assets;

  undertake certain mergers, consolidations and sales/purchases of assets;

  pay certain dividends or distributions and redeem, purchase, retire or make other acquisition of our equity interests;

  make certain investments and acquisitions; and

  transact with our affiliates.

     The credit facility provides that certain events will constitute events of default under the credit facility. These events include, among other things:

  our failure to pay when due amounts owed under the credit facility;

  our or our subsidiaries’ failure to observe or perform the covenants set forth in the credit facility;

  the inaccuracy of the representations and warranties set forth in the credit facility;

  the imposition of certain judgments against us or our subsidiaries;

  our or our subsidiaries’ failure to pay certain other of our or our subsidiaries’ debt;

  the acceleration of the maturity of material debt;

  the occurrence of certain bankruptcy or insolvency proceedings or events;

  the invalidity or unenforceability of any lien or guarantee securing our obligations under the credit facility; and

  the occurrence of a change of control.

Senior Subordinated Notes

     In June 2000 and May 2002, we respectively issued $275.0 million and $40.0 million aggregate principal amount of the 12 ¾% senior subordinated notes due June 15, 2010. These notes are our senior subordinated unsecured obligations and are guaranteed by each of our existing and future domestic restricted subsidiaries with assets or stockholders’ equity in excess $25,000. The senior subordinated notes bear interest at an annual rate of 12 ¾%, payable semiannually on each June 15 and December 15.

     The senior subordinated notes are subject to redemption, in whole or in part, at our option, at any time on or after June 15, 2005 at the redemption prices described below if redeemed during the twelve month period commencing June 15 in the years set forth below:

Period	Redemption Price

2005	106.375%
2006	104.250%
2007	102.125%
2008 and thereafter	100.000%

     Holders of the senior subordinated notes have the option of requiring us to repurchase their notes in cash upon a change of control at a repurchase price equal to 101% of the principal amount of the notes plus accrued interest, if any, to the date of the repurchase.

     The indenture governing the senior subordinated notes restricts our ability and the ability of our restricted subsidiaries to:

  incur additional indebtedness and issue preferred stock;

  pay dividends or make other distributions;

  make other restricted payments and investments;

  create liens;

  incur restrictions on the ability of our restricted subsidiaries to pay dividends or other payments to us;

  sell assets;

  merge or consolidate with other entities;

  enter into transactions with affiliates; and

  issue capital stock of restricted subsidiaries.

      However, these limitations are subject to a variety of exceptions and qualifications.

     The senior subordinated notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by us or our subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to us and our material subsidiaries.

DESCRIPTION OF THE NEW NOTES

     As used below in this “Description of the New Notes” section, the “Company,” “we,” “us,” “our” and “ours” means Tekni-Plex, Inc. but not any of its subsidiaries. We issued the old notes, and the new notes are to be issued under an indenture, dated as of November 21, 2003, among us, the guarantors party thereto and HSBC Bank USA, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement thereof.

     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The old notes and the new notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers and amendments.

     The notes will be our senior secured obligations. The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the trustee will act as paying agent and registrar for the notes.

Brief Description of the New Notes and the Guarantees

  The Notes

     The notes will be:

  general obligations of TPI;

  secured, on a second priority basis, by security interests in all of the same assets of TPI and the Guarantors that secure Priority Lien Debt including obligations under the Credit Agreement, subject to certain exceptions described under the caption “— Security” below;

  effectively junior to all Priority Lien Debt, which will be secured on a first priority basis by substantially the same assets that secure the notes, and to certain purchase money security interests, capital lease obligations and obligations secured by Permitted Liens;

  pari passu in right of payment with all existing and future senior Indebtedness of TPI;

  senior in right of payment to any future subordinated Indebtedness of TPI; and

  unconditionally guaranteed by the Guarantors.

     As of November 28, 2003, TPI had approximately $119.8 million of indebtedness outstanding under the Credit Agreement, with approximately $60.2 million in undrawn revolving loan availability and approximately $1.8 million in outstanding letters of credit under the Credit Agreement. Such amounts are, or would be, secured by first-priority liens on the Collateral. All such security interests will be senior to security interests securing the notes. Additionally, TPI would have had approximately $5.7 million outstanding under other secured financings which are secured by separate collateral that does not include the Collateral, including capital lease obligations. All of those secured financings are effectively senior to the notes to the extent of the value of the separate collateral securing those other financings. In addition, under the indenture, TPI also may incur additional indebtedness secured by Priority Liens as described under the caption “— Security” below. See “Risk Factors — The collateral securing the notes is subject to control by creditors with first-priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the notes.”

  The Guarantees

     The notes will be guaranteed by substantially all of TPI’s current and future Domestic Subsidiaries.

     Each guarantee of the notes will be:

  a general obligation of the Guarantor;

  secured, on a second priority basis, by security interests in all of the same assets of the Guarantors that secure the Guarantor’s obligations under the Priority Lien Debt including obligations under the Credit Agreement, subject to certain exceptions described under the caption “— Security” below;

  effectively junior to that Guarantor’s guarantee of all Priority Lien Debt, which will be secured on a first priority basis by substantially the same assets that secure the guarantees, and to certain purchase money security interests, capital lease obligations and obligations secured by Permitted Liens;

  pari passu in right of payment with all existing and future senior Indebtedness of the Guarantors; and

  senior in right of payment to any future subordinated Indebtedness of the Guarantors.

     As of the date of the indenture, substantially all of our subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

     TPI issued $275.0 million in aggregate principal amount of the old notes. TPI may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. TPI issued the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2013.

     Interest on the notes will accrue at the rate of per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2004. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. TPI will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

     If a holder of notes has given wire transfer instructions to TPI, TPI will pay all principal and interest and premium on that holder’s notes by wire transfer to a U.S. dollar account maintained by the holder. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York by U.S. dollar check unless TPI elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

     The trustee will initially act as paying agent and registrar. TPI may change the paying agent or registrar without prior notice to the holders of the notes, and TPI or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. TPI is not required to transfer or exchange any note selected for redemption. Also, TPI is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

     The notes will be guaranteed by substantially all of TPI’s current and future Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to limit your rights as a noteholder.”

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than TPI or another Guarantor, unless either:

     (a) such Guarantor is the surviving Person or the Person acquiring the property in any such sale or disposition or the Person formed by any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and security documents pursuant to a supplemental indenture and appropriate security documents reasonably satisfactory to the trustee under the indenture; or

     (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) by TPI or a Restricted Subsidiary of TPI, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

     (2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor by TPI or a Subsidiary of TPI, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

     (3) if TPI designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

     (4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions “— Defeasance” and “— Satisfaction and Discharge.”

Security

  Collateral and Security

     Security Documents. The payment of the principal of and interest and premium on the notes, and the payment and performance of all other Note Obligations are secured, on a second priority basis, by security interests in the Collateral, as provided in the security documents. As a result of their second priority lien status, the holders of the notes will not be able to force a sale of Collateral or otherwise exercise many of the remedies available to a secured creditor without the concurrence of the holders of Priority Lien Debt. See “Risk Factors — The lien-ranking agreements set forth in the indenture will limit the rights of the holders of the notes with respect to the collateral securing the notes.” TPI and the Guarantors will enter into and deliver the security documents simultaneously with the execution and delivery of the indenture.

     The Collateral securing the Note Obligations consists of the same collateral that secures, on a first priority basis, the Priority Lien Obligations. The Collateral includes, but is not limited to, the following property of TPI and the Guarantors (whether now owned or existing or acquired or arising after the date of the indenture):

(1)	all of the stock and equity interests of TPI’s Domestic Subsidiaries and 65% of the Capital Stock and equity interests of certain of TPI’s Foreign Subsidiaries;

(2)	all accounts, inventory, general intangibles, equipment and insurance policies;

(3)	all documents of title covering, evidencing or representing goods;

(4)	all instruments and chattel paper;

(5)	commercial tort claims;

(6)	certain real property;

(7)	rights under certain railcar leases;

(8)	patents, trademarks, copyrights and other intellectual property;

(9)	all letter of credit rights;

(10)	all supporting obligations;

(11)	certain deposit accounts; and

(12)	all proceeds of, and all other profits, products, rents or receipts, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Collateral described in (1) through (11) above.

     There are also assets of TPI and the Guarantors which secure certain purchase money security interests, capital lease obligations and Permitted Liens, but are not part of the Collateral securing the Note Obligations or the collateral securing the Priority Lien Obligations.

     The Liens securing the Note Obligations will be created pursuant to the indenture, pledge agreements, the security agreement, certain mortgages or deeds of trust and one or more trademark, patent and copyright security agreements or other grants or transfers for security executed and delivered by TPI or a Guarantor creating a Lien upon property owned or to be acquired by TPI or such Guarantor in favor of the trustee for the benefit of all present and future holders of Note Obligations. The indenture includes certain provisions relating to the ranking of these Liens, as described below under the caption “— Ranking of Note Liens.”

     TPI will, and will cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the trustee holds, for the benefit of the holders of Note Obligations, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the indenture and the security documents.

     TPI and the Guarantors covenant in the indenture that they will provide the trustee, within 45 days of the closing of the old notes offering, legal opinions issued by counsel in each state where the real property portion of the collateral is located and lender’s extended coverage title insurance verifying the second priority perfected security interest in the real property portion of the collateral.

     The trustee will hold the Liens granted to it pursuant to the indenture and the security documents. Except as required or permitted by the indenture, the trustee will not be obligated to:

(1) act upon directions purported to be delivered to it by any other Person;

      (2) foreclose upon or otherwise enforce any Lien; or

      (3) take any other action whatsoever with regard to any or all of the Liens, security documents or the Collateral.

     Neither the trustee nor any of its officers, directors, employees, attorneys or agents, will be responsible for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the security documents, for the creation, perfection, priority, sufficiency or protection of any Lien or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the liens or security documents or for any delay in doing so.

     Authorization of Actions to Be Taken. The trustee will be authorized and empowered to receive for the benefit of the holders of notes any funds collected or distributed under the indenture and the security documents and to make further distributions of such funds to the holders of notes according to the provisions of the indenture.

     Subject to the provisions of the indenture governing the trustee’s duties and rights generally, and subject to the provisions described below under the caption “— Ranking of Note Liens,” the trustee may, in its sole discretion and without the consent of the holders of notes, take all actions it deems necessary or appropriate in order to:

      (1) foreclose upon or otherwise enforce any or all of the Note Liens;

      (2) enforce any of the terms of the security documents; or

      (3) collect and receive payment of any and all Note Obligations.

      Release of Note Liens. The Note Liens will be released in whole:

     (1) upon payment in full of the principal of, and accrued and unpaid interest and premium on the notes and payment in full of all other Note Obligations that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium are paid;

      (2) upon satisfaction and discharge of the indenture in accordance with the indenture; or

     (3) upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described below under the caption “— Legal Defeasance and Covenant Defeasance.”

      The Note Liens will be released in part with respect to any asset constituting Collateral:

     (1) upon delivery by TPI to the trustee of an officers’ certificate certifying that the asset has been sold or otherwise disposed of by TPI or a Guarantor to a Person other than TPI or a Guarantor in a transaction permitted by the indenture, at the time of such sale or disposition; or

     (2) upon delivery by TPI to the trustee of an officers’ certificate certifying that the asset is owned or has been acquired by a Guarantor that has been released from its Guarantee (including by virtue of a Subsidiary Guarantor becoming an Unrestricted Subsidiary).

     Filing, Recording and Opinions. Immediately prior to the issuance of the exchange notes and on November 1 of each year beginning with November 1, 2004, TPI will furnish to the trustee an opinion of counsel, in the form specified in the indenture for such opinion, with respect to the effectiveness and perfection of the Liens intended to be created by the security documents. TPI will otherwise comply with the provisions of TIA §314(b).

     To the extent applicable, TPI will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities from Note Liens or relating to the substitution for the Note Liens of any property or securities to be subjected to the Lien of the security documents, to be complied with and will furnish to the trustee, prior to each proposed release of Collateral pursuant to the indenture and the security documents, all documents required by TIA §314(d) and an opinion of counsel to the effect that the accompanying documents constitute all documents required by TIA §314(d). Notwithstanding anything to the contrary in this paragraph, TPI will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission or its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

  Ranking of Note Liens

     Set forth below is a summary of the lien-ranking provisions of the indenture. These provisions are enforceable by the holders of Priority Liens and are generally not enforceable by TPI.

     Ranking. The Note Liens will in all circumstances be junior and subordinate in ranking to all Priority Liens, whenever granted, upon any present or future Collateral, but only to the extent the Priority Liens secure Priority Lien Obligations.

The ranking of the Note Liens:

      (1) will be enforceable by each holder of Priority Liens; and

      (2) will remain enforceable by the holders of Priority Liens until the Discharge of Priority Lien Obligations.

     Designation of Priority Lien Debt. All Indebtedness outstanding under the Credit Agreement that was permitted to be incurred by clause (1) or clause (14) of the definition of “Permitted Debt” will constitute Priority Lien Debt, as well as the Hedging Obligations permitted to be incurred by clause (8) of the definition of “Permitted Debt” to the extent that such Hedging Obligations are equally and ratably secured by any and all Liens securing Indebtedness outstanding under the Credit Agreement. In addition, TPI may designate as Priority Lien Debt any Indebtedness under any Credit Facility other than the Credit Agreement that was permitted to be incurred by the Credit Agreement and by clause (1) or clause (14) of the definition of “Permitted Debt,” to the extent that such Indebtedness is equally and ratably secured.

     Restriction on Enforcement of Note Liens. Until the Discharge of Priority Lien Obligations, the holders of Priority Liens will have the exclusive right to enforce the terms of the Priority Lien Documents with respect to all Collateral and to exercise and enforce all privileges and rights thereunder as permitted by the Priority Lien Documents and applicable law, including, without limitation, the exclusive right to take any actions to collect, foreclose or realize upon any Collateral. Subject to the exceptions set forth in clauses (1) through (4) below and those described below under the caption “— Relative Rights,” the holders of notes will not authorize or instruct the trustee, and the trustee will not, and will not authorize or direct any Person acting for it, the trustee or any holder of Note Obligations to, exercise any right or remedy with respect to any Collateral (including any right of set-off) or take any action to enforce, collect or realize upon any Collateral, except that, in any event, any such right or remedy may be exercised and any such action may be taken, authorized or instructed:

     (1) without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

     (2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any prior Lien;

     (3) as necessary to perfect a Lien upon any Collateral by any method of perfection except through possession or control; or

      (4) as necessary to prove, preserve or protect (but not enforce) the Note Liens.

     Except for payments received free from the Priority Liens as provided in this section all proceeds of Collateral received by the trustee or any holder of the notes at any time prior to the Discharge of Priority Lien Obligations will be held by the trustee or such holder, as the case may be, for the account of the holders of Priority Liens and remitted to the Credit Agreement Agent upon demand by the Credit Agreement Agent.

     Except for payments that are made from or constitute proceeds of property subject to Priority Liens and that are received by the trustee or any holder of Note Obligations at any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of TPI or the grantor of any Priority Lien or (b) the trustee has received written notice from the Credit Agreement Agent stating that (i) the Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens have become entitled to and desire to enforce any or all of the Priority Liens by reason of a default under Priority Lien Documents:

     (1) no payment of money (or the equivalent of money) made by TPI or a Guarantor to the trustee, any holder of notes or any other holder of Note Obligations (including, without limitation, payments and prepayments made for application to Note Obligations and all other payments and deposits made pursuant to any provision of the indenture, the notes, the Guarantees, or the security documents) will in any event be subject to the foregoing provisions of this section or otherwise affected by any of the provisions described under the caption “— Ranking of Note Liens;” and

     (2) all such payments of money (or the equivalent of money) will be received by the trustee, the holders of notes and the other holders of Note Obligations free from the Priority Liens and all other Liens thereon except the Note Liens.

     Insolvency or Liquidation Proceedings. The provisions under the caption “— Ranking of Note Liens” will be applied both before and after the filing of any petition by or against any Obligor under any insolvency or bankruptcy law and all converted or succeeding cases in respect thereof, and all references herein to any Obligor will be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession. The relative rights of secured creditors in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by any Obligor as debtor-in-possession.

     Without limiting the other provisions of the indenture, upon the commencement of a case under the Bankruptcy Code by or against any Obligor:

     (1) the Priority Lien Documents shall remain in full force and effect and enforceable pursuant to their respective terms.

     (2) in any such case under the Bankruptcy Code, the trustee and each of the note holders (a) agree not to take any action or vote in any way so as to contest (i) the validity or enforceability of any of the Priority Lien Documents or any of the Priority Lien Obligations thereunder, (ii) the validity, priority or enforceability of the Liens, mortgages, assignments and security interests granted pursuant to the Priority Lien Documents with respect to the Priority Lien Obligations, or (iii) the relative rights and duties of the holders of the Priority Lien Obligations and the Note Obligations granted and/or established in any Priority Lien Document with respect to such Liens, mortgages, assignments and security interests, and (b) acknowledge that the Priority Lien Obligations include interest accruing on or after the filing of any petition in bankruptcy or for reorganization, only to the extent a claim for post-petition interest is allowed in any such case.

     (3) so long as any Priority Lien Obligations are outstanding, without the express written consent of the Priority Lien Agent, none of the trustee or the note holders (or their representatives) shall (a) with respect to any rights under any Priority Lien Documents or applicable law, seek in respect of any part of the Collateral or proceeds thereof or any Lien which may exist thereon, any relief from or modification of the automatic stay as provided in Section 362 of the Bankruptcy Code, (b) oppose or object to the determination of the extent of any Liens held by any of the holders of the Priority Lien Obligations or the value of any claims of holders of the Priority Lien Obligations under Section 506(a) of the Bankruptcy Code, or (c) oppose or object to the payment of interest and expenses as provided under Sections 506(b) and (c) of the Bankruptcy Code.

     If, in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, all of the Lenders (or the number of Lenders as may have the power to bind all of them):

     (1) consent to any order for use of cash collateral or agree to the extension of any Priority Lien Debt to any Obligor;

     (2) consent to any order granting any priming lien, replacement lien, cash payment or other relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the interests of the holders of Priority Liens in the property subject to the Priority Liens; or

      (3) consent to any order relating to a sale of assets of TPI or any Guarantor that:

     (a) provides, to the extent the sale is to be free and clear of Liens, that all Priority Liens and Note Liens will attach to the proceeds of the sale to the extent the assets sold constitute Collateral; and

     (b) grants Credit Bid Rights to the holders of notes;

then, so long as none of the Lenders, the Credit Agreement Agent or any representative acting for one or more of the Lenders in any respect opposes or otherwise contests any request made by the holders of Note Obligations for the grant to the trustee, for the benefit of the holders of Note Obligations and as adequate protection (or its equivalent) for the trustee’s interest in the Collateral under the Note Liens, of a junior lien upon any property upon which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations co-extensive in all respects with, but subordinated (as set forth in the provisions described under the caption “— Ranking of Note Liens”) in all respects to, such Lien and all Priority Liens upon such property, the holders of notes and the trustee will not oppose or otherwise contest the entry of such order, except that any such order approving a sale of assets or the bidding procedures for any sale of assets may be opposed or otherwise contested by them based on any ground that may be asserted by a holder of unsecured claims.

     The holders of notes and the trustee will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interests in the Collateral under the Note Liens, except that:

     (1) they may freely seek and obtain relief granting a junior lien co-extensive in all respects with, but subordinated (as set forth in the provisions described under the caption “— Ranking of Note Liens”) in all respects to, all Liens granted in the insolvency or liquidation proceeding to the holders of Priority Lien Debt; and

     (2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

     If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed both on account of Priority Lien Debt and on account of the notes, then, to the extent the debt obligations distributed on account of the Priority Lien Debt and on account of the notes are secured by Liens upon the same property, the provisions described under the caption “— Ranking of Note Liens” will survive the distribution of those debt obligations pursuant to the plan and will apply with like effect to the Liens securing those debt obligations.

     The holders of notes and the trustee will not assert or enforce, at any time prior to the Discharge of Priority Lien Obligations, any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Priority Liens for costs or expenses of preserving or disposing of any Collateral.

     Notes, Subsidiary Guarantees and Other Note Obligations Not Subordinated. The provisions described under the caption “— Ranking of Note Liens” are intended solely to set forth the relative ranking, as Liens, of the Note Liens as against the Priority Liens. Neither the notes, the Subsidiary Guarantees and other Note Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the provisions of “— Ranking of Note Liens,” in any respect subordinated, deferred, postponed, restricted or prejudiced.

     Relative Rights. The provisions described under the caption “— Ranking of Note Liens” define the relative rights, as lienholders, of holders of Note Liens and holders of Priority Liens. Nothing in the indenture will:

     (1) impair, as between TPI and holders of notes, the obligation of TPI, which is absolute and unconditional, to pay principal of and premium and interest on the notes in accordance with their terms or any other obligation of TPI or any other obligor under the indenture, the notes, the Subsidiary Guarantees and the security documents;

     (2) affect the relative rights of holders of notes and creditors of TPI or any of its Restricted Subsidiaries (other than holders of Priority Liens);

      (3) restrict the right of any holder of notes to sue for payments that are then due and owing;

     (4) prevent the trustee or any holder of notes from exercising against TPI or any Guarantor any of its other available remedies upon a Default or Event of Default not specifically prohibited by the provisions set forth above under the caption “— Ranking of Note Liens;” or

     (5) restrict the right of the trustee or any holder of notes to take any lawful action in an insolvency or liquidation proceeding not specifically prohibited by the provisions set forth above under the caption “— Ranking of Note Liens.”

     If TPI or any Restricted Subsidiary fails because of the provisions described under the caption “— Ranking of Note Liens” to perform any obligation binding upon it under the indenture, the notes, the Subsidiary Guarantees or the security documents, the failure still shall be a Default or Event of Default.

Optional Redemption

     At any time prior to November 15, 2006, TPI may on any one or more occasions redeem, in whole or in part, up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.75% of the principal amount of the notes redeemed, plus accrued and unpaid interest, on the notes redeemed to the applicable redemption date, with the net cash proceeds of one or more Equity Offerings; provided that: (1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by TPI and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and (2) notice of redemption is mailed within 60 days of the date of the closing of any such Equity Offering.

     On or after November 15, 2008, TPI may, at its option, redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date that is on or prior to the date fixed for redemption:

Year	Percentage

2008	104.375%
2009	102.917%
2010	101.458%
2011 and thereafter	100.000%

     Except pursuant to the second preceding paragraph, the notes will not be redeemable at TPI’s option prior to November 15, 2008. Unless TPI defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof, as applicable, called for redemption on the applicable redemption date.

Mandatory Redemption

     TPI is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

  Change of Control

     If a Change of Control occurs, each holder of notes will have the right to require TPI to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, TPI will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase. Within 30 days following any Change of Control, TPI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. TPI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, TPI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

     On the Change of Control Payment Date, TPI will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by TPI.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Unless TPI defaults on the Change of Control Payment, any note accepted for payment will cease to accrue interest on or after the Change of Control Payment Date.

     TPI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require TPI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that TPI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     TPI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by TPI and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of TPI and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require TPI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of TPI and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     TPI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) TPI or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration received in the Asset Sale by TPI or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

     (a) any liabilities, as shown on TPI’s most recent consolidated balance sheet, of TPI or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases TPI or such Restricted Subsidiary from further liability;

     (b) any securities, notes or other obligations received by TPI or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by TPI or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

     (c) any property or assets that are used or useful in a Permitted Business, or Capital Stock (other than Disqualified Stock) of any Person engaged in a Permitted Business if, as a result of the acquisition by TPI or any Restricted Subsidiary thereof, that person becomes a Restricted Subsidiary.

     The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (a), (b) and (c) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, TPI (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds:

     (1) to repay Priority Lien Debt and, if the Priority Lien Debt being repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto;

     (2) to acquire all or substantially all of the assets of, or any Capital Stock (other than Disqualified Stock) of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock (other than Disqualified Stock), the Permitted Business is or becomes a Restricted Subsidiary of TPI;

      (3) to make a capital expenditure;

     (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

     (5) to repay any Indebtedness which is pari passu in right of payment with the notes, on a pro rata basis with the notes; or

     (6) any combination of the foregoing.

     Pending the final application of any Net Proceeds, TPI may temporarily reduce indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, TPI will make an Asset Sale Offer to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, TPI may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     TPI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, TPI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The agreements governing TPI’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require TPI to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on TPI. In the event a Change of Control or Asset Sale occurs at a time when TPI is prohibited from purchasing notes, TPI could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If TPI does not obtain a consent or repay those borrowings, TPI will remain prohibited from purchasing notes. In that case, TPI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the other indebtedness. Finally, TPI’s ability to pay cash to the holders of notes upon a repurchase may be limited by TPI’s then existing financial resources. See “Risk Factors — We may not have the ability to raise the funds necessary to purchase the notes upon a change of control.”

Certain Covenants

  Restricted Payments

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of TPI’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving TPI or any of its Restricted Subsidiaries) or to the direct or indirect holders of TPI’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of TPI or (ii) dividends or distributions payable to TPI or any Restricted Subsidiary of TPI (and if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to its holders of the applicable class of Equity Interests on a pro rata basis);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving TPI) any Equity Interests of TPI or any direct or indirect parent of TPI other than those Equity Interests owned by TPI or any Restricted Subsidiary of TPI;

     (3) make any payment on or with respect to, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value any Indebtedness of TPI or any Guarantor that is contractually subordinated in right of payment to the notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among TPI and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

      (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

     (2) TPI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by TPI and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

     (a) 50% of the Consolidated Net Income of TPI for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of TPI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

     (b) 100% of the aggregate net cash proceeds, including the fair market value of property other than cash, received by TPI since the date of the indenture as a contribution to its common equity capital and from the issue or sale of Equity Interests of TPI (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of TPI that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of TPI); provided, however, that TPI may not include the net cash proceeds to the extent that any such common equity capital or Equity Interests are repurchased, redeemed or otherwise acquired or retired pursuant to clause (5) of the subsequent paragraph of this covenant, plus

     (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

     (d) to the extent that any Unrestricted Subsidiary of TPI designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of TPI’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture, plus

     (e) 50% of any dividends received by TPI or a Wholly-Owned Restricted Subsidiary of TPI that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of TPI, to the extent that such dividends were not otherwise included in Consolidated Net Income of TPI for such period.

      The preceding provisions will not prohibit:

     (1) the payment, by TPI or any Restricted Subsidiary, of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

     (2) so long as no Default has occurred and is continuing, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of TPI) of, Equity Interests of TPI (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to TPI; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

     (3) so long as no Default has occurred and is continuing, the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of TPI or any Restricted Subsidiary that is contractually subordinated in right of payment to the notes or to any Subsidiary Guarantee with, in exchange for, by conversion into or out of the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of TPI to the holders of its Equity Interests on a pro rata basis;

     (5) so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of TPI or any Restricted Subsidiary of TPI held by any current or former officer, director or employee of TPI or any of its Restricted Subsidiaries at no more than Fair Market Value in each case net of the aggregate net cash proceeds received from such persons after the date of the indenture from the issuance of or equity contributions with respect to, our Equity Interests other than Disqualified Stock; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million for each fiscal year and $15.0 million in total;

     (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

     (7) so long as no Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of TPI or any Restricted Subsidiary of TPI issued on or after the date of the indenture in accordance with the Fixed Charge Coverage test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

     (8) so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $15.0 million.

     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by TPI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. In determining whether any Restricted Payment is permitted by the covenant described above, TPI may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (8) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under the “Restricted Payments” heading above; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described above.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and TPI will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that TPI or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or issue preferred stock, if the Fixed Charge Coverage Ratio for TPI’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been greater than 2.0 to 1 if such incurrence is on or prior to the first anniversary of the date of the indenture and 2.25 to 1 if such incurrence is after such date, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

     (1) the incurrence by TPI and any Guarantor of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of TPI and its Restricted Subsidiaries thereunder) not to exceed $275.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by TPI or any of its Restricted Subsidiaries since the date of the indenture to permanently repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

      (2) Existing Indebtedness;

     (3) Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture;

     (4) the incurrence by TPI or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of TPI or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

     (5) the incurrence by TPI or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (13) of this paragraph;

     (6) the incurrence by TPI or any of its Restricted Subsidiaries of intercompany Indebtedness between or among TPI and any of its Restricted Subsidiaries; provided, however, that:

     (a) if TPI or any Guarantor is the obligor on such Indebtedness and the payee is not TPI or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of TPI, or the Subsidiary Guarantee, in the case of a Guarantor; and

     (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than TPI or a Restricted Subsidiary of TPI and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either TPI or a Restricted Subsidiary of TPI;

     will be deemed, in each case, to constitute an incurrence of such Indebtedness by TPI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the issuance by any of TPI’s Restricted Subsidiaries to TPI or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

     (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than TPI or a Restricted Subsidiary of TPI; and

     (b) any sale or other transfer of any such preferred stock to a Person that is not either TPI or a Restricted Subsidiary of TPI;

     will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

     (8) the incurrence by TPI or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

     (9) the guarantee by TPI or any of the Guarantors of Indebtedness of TPI or a Restricted Subsidiary of TPI that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the notes, then the guarantee shall be subordinated in right of payment to the same extent as the Indebtedness guaranteed;

     (10) the guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary that was permitted to be incurred by another provision of this covenant;

     (11) the incurrence by TPI or any of the Restricted Subsidiaries of Indebtedness in respect of letters of credit and bankers acceptances issued in the ordinary course and not supporting indebtedness, including in respect of workers’ compensation claims, self-insurance obligations, performance and surety, appeal and similar bonds or indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business or assets;

     (12) the incurrence by TPI or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

     (13) Indebtedness of TPI or any of its Restricted Subsidiaries, to the extent the net proceeds thereof are promptly deposited to defease the notes in accordance with the applicable defeasance provisions in the indenture;

     (14) the incurrence by TPI or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $40.0 million.

     TPI will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of TPI or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of TPI solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

     For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, TPI will be permitted to classify such item of Indebtedness or any portion thereof on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of TPI as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that TPI or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

     The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

      (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

      (A) the Fair Market Value of such asset at the date of determination, and

      (B) the amount of the Indebtedness of the other Person.

  Liens

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to TPI or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to TPI or any of its Restricted Subsidiaries;

     (2) make loans or advances to TPI or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to TPI or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) the Credit Agreement and other agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not in the good faith judgment of the board of directors of TPI, less favorable, taken as a whole, to the holders of the notes than those contained in those agreements on the date of the indenture;

      (2) the indenture, the notes, the exchange notes, the Subsidiary Guarantees and the security documents;

      (3) applicable law, rule, regulation or order;

     (4) (a) any instrument governing Indebtedness or Capital Stock of a Person acquired by TPI or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors, less favorable, taken as a whole, to the holders of the notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness referred to in clause (a);

     (5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

     (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

     (7) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

     (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are in the good faith judgment of TPI’s board of directors, not materially less favorable, taken as a whole, to the holders of the notes, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

     (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of TPI’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

     (12) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the encumbrances or restrictions imposed thereby are ordinary and customary with respect to the type of Indebtedness incurred.

  Merger, Consolidation or Sale of Assets

     TPI may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not TPI is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of TPI and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

     (1) either: (a) TPI is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than TPI) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than TPI) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of TPI under the notes, the indenture and the security documents pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and is continuing; and

     (4) TPI or the Person formed by or surviving any such consolidation or merger (if other than TPI), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

     (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of TPI immediately preceding the transaction; and

     (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

     In addition, TPI may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

     (A) a consolidation or merger of TPI with an Affiliate solely for the purpose of reincorporating TPI in another jurisdiction; and

     (B) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among TPI and its Restricted Subsidiaries.

  Transactions with Affiliates

     TPI will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of TPI (each, an “Affiliate Transaction”), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to TPI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by TPI or such Restricted Subsidiary with an unrelated Person; and

      (2) TPI delivers to the trustee:

     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to TPI or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by TPI or any of its Restricted Subsidiaries (including the payment of, or an agreement providing for the payment of, reasonable directors’ fees) in the ordinary course of business;

      (2) transactions between or among TPI and/or its Restricted Subsidiaries;

     (3) transactions with a Person (other than an Unrestricted Subsidiary of TPI) that is an Affiliate of TPI solely because TPI owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

      (4) any issuance of Equity Interests (other than Disqualified Stock) of TPI to Affiliates of TPI;

     (5) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;” and

     (6) loans or advances to employees in the ordinary course of business permitted by applicable law not to exceed $1.0 million in the aggregate at any one time outstanding.

  Business Activities

     TPI will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to TPI and its Restricted Subsidiaries taken as a whole.

  Additional Subsidiary Guarantees

     If TPI or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created.

  Designation of Restricted and Unrestricted Subsidiaries

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by TPI and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by TPI. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

  Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

     TPI will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell or otherwise dispose of any Capital Stock in any Restricted Subsidiary of TPI to any Person (other than TPI or a Wholly-Owned Restricted Subsidiary of TPI), unless:

     (1) such transfer, conveyance, sale or other disposition is of all the Equity Interests in such Restricted Subsidiary;

     (2) the Net Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

     (3) such issuances of shares of Capital Stock constituting directors’ qualifying shares or issuances to foreign nationals of shares of Capital Stock of a Foreign Subsidiary, in each case to the extent required by applicable law; and

     (4) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made pursuant to the covenant described above under the caption “— Certain Covenants — Restricted Payments” if made on the date of such issuance or sale.

  No Amendment to Subordination Provisions

     Without the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, TPI will not amend, modify or alter the Subordinated Note Indenture in any way to:

      (1) increase the rate of or change the time for payment of interest on any Subordinated Notes;

     (2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Subordinated Notes;

     (3) alter the redemption provisions or increase the price or terms at which TPI is required to offer to purchase any Subordinated Notes; or

      (4) amend the provisions of Article 8 of the Subordinated Note Indenture (which relate to subordination).

  Payments for Consent

     TPI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, TPI will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

     (1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if TPI were required to file such reports; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if TPI were required to file such reports.

     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on TPI’s consolidated financial statements by TPI’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, TPI will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing).

     In addition, TPI and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an Event of Default:

       (1) default for 30 consecutive days in the payment when due of interest on with respect to the notes;

       (2) default in payment when due of the principal of, or premium, if any, on the notes;

      (3) default in the payment of principal of and interest on notes required to be purchased pursuant to an offer to purchase as described under “— Covenants — Change of Control” and “Repurchase at the Option of Holders — Asset Sales” above when due an payable;

      (4) failure to perform or comply with any of the provisions described under “— Covenants — Mergers, Consolidations and Certain Sales of Assets” above;

      (5) failure by TPI or any of its Restricted Subsidiaries to perform any other covenant or agreement in the indenture, the notes or the security documents, and the default continues for 60 days after written notice to TPI by the trustee or holders of at least 25% in aggregate principal amount of outstanding notes;

      (6) default under the terms of one or more instruments evidencing or securing Indebtedness of TPI or any of its Restricted Subsidiaries having an outstanding principal amount of $20.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the Stated Maturity of any such Indebtedness;

      (7) the rendering of a final judgment or judgments (not subject to appeal) against TPI or any of its Restricted Subsidiaries in an amount of $10.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

      (8) the denial or disaffirmation by TPI or any of its Restricted Subsidiaries, or any Person acting on behalf of any of them, in writing, of any material obligation of TPI or any of its Restricted Subsidiaries set forth in or arising under any security documents;

     (9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to TPI or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

     (10) any Subsidiary Guarantee from a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or a Guarantor denies in writing its liability under the Subsidiary Guarantee (other than by reason of a release of such Guarantor from the Subsidiary Guarantee in accordance with the terms of the indenture, the security documents and the Subsidiary Guarantee); and

     (11) except as permitted by the indenture, any security document or any Note Lien purported to be granted thereby on an asset or assets fails to constitute a valid and (to the extent required by the security documents) perfected Lien on any material part of the Collateral purported to be subject thereto.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to TPI, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately provided, that so long as the Credit Agreement shall be in full force and effect, if an event of default shall have occurred and be continuing (other than as specified under clause (9) above), the notes shall not become due and payable until the earlier to occur of (1) five business days following delivery of a written notice of such acceleration of the notes to the agent under the Credit Agreement, if such event of default has not been cured prior to such fifth business day, and (2) the acceleration of any indebtedness under the Credit Agreement.

     Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

      (1) such holder has previously given the trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

     (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on or the principal of the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of TPI with the intention of avoiding payment of the premium that TPI would have had to pay if TPI then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to November 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of TPI with the intention of avoiding the prohibition on redemption of the notes prior to November 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     TPI is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, TPI is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of TPI or any Guarantor, as such, will have any liability for any obligations of TPI or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

     TPI may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

     (2) TPI’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and TPI’s and the Guarantor’s obligations in connection therewith; and

      (4) the Legal Defeasance provisions of the indenture.

     In addition, TPI may, at its option and at any time, elect to have the obligations of TPI and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) TPI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on, the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and TPI must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, TPI has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) TPI has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, TPI has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which TPI or any Guarantor is a party or by which TPI or any Guarantor is bound;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which TPI or any of its Subsidiaries is a party or by which TPI or any of its Subsidiaries is bound;

     (6) TPI must deliver to the trustee an officers’ certificate stating that the deposit was not made by TPI with the intent of preferring the holders of notes over the other creditors of TPI with the intent of defeating, hindering, delaying or defrauding creditors of TPI or others; and

     (7) TPI must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the indenture, the notes, the subsidiary guarantees or the security documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

      (5) make any note payable in currency other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults (other than to add sections of the indenture subject thereto) or the rights of holders of notes to receive payments of principal of, or interest or premium, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

     (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

      (9) make any change in the preceding amendment and waiver provisions; or

     (10) release all or substantially all of the Collateral from the Liens created by the security documents except as specifically provided for in the indenture and the security documents.

     Notwithstanding the preceding, without the consent of any holder of notes, TPI, the Guarantors and the trustee may amend or supplement the indenture, the security documents or the notes:

      (1) to cure any ambiguity, defect or inconsistency;

      (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of TPI’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of TPI’s assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

      (6) to conform the text of the indenture, the security documents or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees, the security documents or the notes;

      (7) to add any additional assets to the Collateral;

     (8) to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent that such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the indenture; or

     (9) to release Collateral from the Lien of the indenture and the security documents when permitted or required by the indenture or the security documents.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, and all security interests in the Collateral crated by the security documents in favor of the holders of the notes will be released when:

(1) either:

     (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to TPI, have been delivered to the trustee for cancellation; or

     (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and TPI or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which TPI or any Guarantor is a party or by which TPI or any Guarantor is bound;

      (3) TPI or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

     (4) TPI has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, TPI must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

     If the trustee becomes a creditor of TPI or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this prospectus may obtain a copy of the indenture and the security documents without charge by writing to Tekni-Plex, Inc. 260 North Denton Tap Road, Suite 150, Coppell, Texas 75019, Attention: James Condon, Vice President and Chief Financial Officer.

Book-Entry, Delivery and Form

     The notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The notes will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of a nominee of DTC.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. TPI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised TPI that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised TPI that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

     Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, TPI and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither TPI, the trustee nor any agent of TPI or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised TPI that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or TPI. Neither TPI nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and TPI and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     DTC has advised TPI that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Neither TPI nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

     (1) DTC (a) notifies TPI that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, TPI fails to appoint a successor depositary;

     (2) TPI, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there has occurred and is continuing an Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

     TPI will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. TPI will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. TPI expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     “Acquired Debt” means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

     “Asset Sale” means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights of TPI or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of TPI and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of TPI’s Restricted Subsidiaries other than directors’ qualifying shares or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

     (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

      (2) a transfer of assets between or among TPI and its Restricted Subsidiaries,

     (3) an issuance of Equity Interests by a Restricted Subsidiary of TPI to TPI or to a Restricted Subsidiary of TPI;

     (4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

      (5) the sale or other disposition of cash or Cash Equivalents;

     (6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

     (7) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and

     (8) any Lien (or foreclosure thereon) securing Indebtedness to the extent such Lien was granted in compliance with the covenant described above under the caption “—Certain Covenants—Liens.”

      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

      (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

     (4) with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” means:

      (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) similar to corporate stock;

     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

     (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

     (2) dollar denominated time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition;

     (3) repurchase obligations for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (2) above;

     (4) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition;

     (5) marketable direct obligations issued by the District of Columbia or any State of the United States or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

     (6) investments in money market funds substantially all of whose assets are comprised of Cash Equivalents of the types described in clauses (1) through (5) above; and

     (7) in the case of Investments by foreign Subsidiaries, other short-term investments in accordance with normal investment practices for cash management of a type analogous to the foregoing.

      “Change of Control” means the occurrence of any of the following:

     (1) any person or persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a “group”), together with any affiliates or related persons thereof, other than any such person, persons, affiliates or related person who are Permitted Holders, shall Beneficially Own, directly or indirectly, at least (a) 50% of the voting power of TPI’s outstanding voting stock or (b) 40% of the voting power of TPI’s outstanding voting stock and in the case of clause (b) the Permitted Holders own less than such person or group (in doing the “own less than” comparison in this clause (b), the holdings of the Permitted Holders who are members of the new group shall not be counted in the shares held in the aggregate by Permitted Holders); provided that in no event shall a “governance change,” within the meaning of the amended and restated limited liability company agreement of Tekni-Plex Partners and the limited liability company agreement of MST/TP Partners, in each case as in effect on June 21, 2000, be deemed to be a Change of Control under the indenture;

     (2) any sale, lease or other transfer (in one transaction or a series of related transactions) is made by TPI or any Restricted Subsidiaries of all or substantially all of the consolidated assets of TPI and the Restricted Subsidiaries to any person;

     (3) TPI consolidates with or merges with or into another person or any person consolidates with, or mergers with or into, TPI, in any such event pursuant to a transaction in which immediately after the consummation thereof persons owning a majority of TPI’s voting stock voting immediately prior to such consummation shall cease to own a majority of TPI’s voting stock, or, if TPI is not the surviving entity, a majority of the voting stock of such surviving entity;

      (4) continuing directors cease to constitute at least a majority of the board of directors of TPI; or

      (5) TPI’s stockholders approve any plan or proposal for TPI’s liquidation or dissolution.

     In no event would the sale of TPI’s common stock to an underwriter or group of underwriters in privity of contract with TPI (or anybody in privity of contact with such underwriters) be deemed to be a Change of Control or be deemed the acquisition of more than 40% of the voting power of TPI’s outstanding voting stock by a person or any group unless such common stock is held in an investment account in which case the investment account would be treated without giving effect to the foregoing part of this sentence.

      “Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

     “Collateral” includes, but is not limited to, the following property of TPI and the Guarantors (whether now owned or existing or acquired or arising after the date of the indenture):

      (1) all of the stock and equity interests of TPI’s Domestic Subsidiaries and 65% of the Capital Stock and equity interests of certain of TPI’s Foreign Subsidiaries;

      (2) all accounts, inventory, general intangibles, equipment and insurance policies;

     (3) all documents of title covering, evidencing or representing goods;

     (4) all instruments and chattel paper;

     (5) commercial tort claims;

      (6) certain real property;

      (7) rights under certain railcar leases;

      (8) patents, trademarks, copyrights and other intellectual property;

      (9) all letter of credit right;

      (10) all supporting obligations;

     (11) certain deposit accounts; and

     (12) all proceeds of, and all other profits, products, rents or receipts, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Collateral described in (1) through (11) above.

     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

     (4) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization expenses were deducted in computing such Consolidated Net Income; plus

     (5) non-cash items to the extent deducted from Consolidated Net Income for such period, other than any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period;

in each case, on a consolidated basis and determined in accordance with GAAP.

     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

      (3) the cumulative effect of a change in accounting principles will be excluded; and

      (4) non cash gains and losses due solely to fluctuations in currency values will be excluded.

      “Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

     (2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of TPI who:

      (1) was a member of such Board of Directors on the date of the indenture; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     “Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2000, by and among TPI, the Guarantor parties thereto, the Lender parties thereto, the LC Issuing Banks referred to therein (each as therein defined), and JP Morgan Chase Bank, as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date of that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption “— Incurrence of Additional Indebtedness and Issuance of Preferred Stock.”

      “Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative of the Lenders then most recently designated by the Majority Lenders, in a written notice delivered to the trustee, as the Credit Agreement Agent for the purposes of the indenture.

     “Credit Bid Rights” means, in respect of any order relating to a sale of assets in any solvency or liquidation proceeding, that:

     (1) such order grants the holders of notes (individually and in any combination) the right to bid at the sale of such assets and the right to offset such holders’ claims secured by Note Liens upon such assets against the purchase price of such assets if:

     (a) the bid of such holders is the highest bid or otherwise determined by a court to be the best offer at a sale; and

     (b) the bid of such holders includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Priority Lien Obligations (except Unasserted Contingent Obligations)

and to satisfy all liens entitled to priority over the Priority Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied; and

     (2) such order allows the claims of the holders of notes in such insolvency or liquidation proceeding to the extent required for the grant of such rights.

     “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, increased, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     “Discharge of Priority Lien Obligations” means termination of all commitments to extend credit that would constitute Priority Lien Debt, payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (except undrawn letters of credit), discharge or cash collateralization (in compliance with the relevant Priority Lien Documents) of all letters of credit outstanding under any Priority Lien Debt or Hedging Obligations constituting Priority Lien Debt, and payment in full in cash of all other Priority Lien Obligations (except Unasserted Contingent Obligations) that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash.

     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require TPI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that TPI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Provided further, that if the Capital Stock is issued to any plan for the benefit of employees of TPI or its subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by TPI in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that TPI and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

     “Domestic Subsidiary” means any Restricted Subsidiary of TPI that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of TPI.

     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     “Equity Offerings” means one or more public or private offerings of Equity Interests (other than Disqualified Stock) of TPI or cash capital contributions received by TPI in respect of such Equity Interests (other than Disqualified Stock).

     “Existing Indebtedness” means up to $320.8 million in aggregate principal amount of Indebtedness of TPI and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid. The $320.8 million of Existing Indebtedness includes $315.0 million in aggregate principal amount of TPI’s existing 12 3/4% Senior Subordinated Notes due 2010.

     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by the Board of Directors of TPI (unless otherwise provided in the indenture).

     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

       In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (such calculations will be done in accordance with Regulation S-X under the Securities Act or any successor provision and may include reasonable ascertainable cost savings) as if they had occurred on the first day of the four-quarter reference period;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

     (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term until the earlier of the maturity of such Indebtedness or as at the Calculation Date in excess of 12 months).

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period to the extent the net income of such Restricted Subsidiary is included in the calculation of Net Income; plus

     (3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of TPI (other than Disqualified Stock) or to TPI or a Restricted Subsidiary of TPI, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

      “Guarantors” means:

     (1) all of TPI’s Domestic Subsidiaries with the exception of Coast Recycling North, Inc., Pure Tech Recycling of California, Alumet Smelting Corporation and Pure Tech APR, Inc.; and

     (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

      (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices or the prices of other raw materials used in their business.

     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

      (1) in respect of borrowed money;

      (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

      (3) in respect of banker’s acceptances;

      (4) representing Capital Lease Obligations in respect of sale and leaseback transactions;

      (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

       (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If TPI or any Subsidiary of TPI sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of TPI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of TPI, TPI will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of TPI’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by TPI or any Subsidiary of TPI of a Person that holds an Investment in a third Person will be deemed to be an Investment by TPI or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

     “Lenders” means, at any time, the parties to the Credit Agreement then holding (or committed to provide) loans, letters of credit or other extensions of credit that constitute (or when provided will constitute) Priority Lien Debt outstanding under the Credit Agreement.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     “Majority Lenders” means, at any time, Lenders then holding or committed to provide at least a majority in principal amount of the aggregate loans, letters of credit and other extensions of credit outstanding or committed under the Credit Agreement.

      “Moody’s” means Moody’s Investors Service, Inc.

     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

     “Net Proceeds” means the aggregate cash proceeds received by TPI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

     (1) as to which neither TPI nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of TPI or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of TPI or any of its Restricted Subsidiaries.

     “Note Lien” means, to the extent securing Note Obligations, a Lien granted pursuant to a security document as security for Note Obligations.

     “Note Obligations” means the notes, the Subsidiary Guarantees and all other Obligations of any Obligor under the indenture, the notes, the Subsidiary Guarantees and the security documents.

     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     “Obligor” means a Person obligated as an issuer or guarantor of the notes.

     “Permitted Business” means (1) the manufacturing and distributing of packaging products and materials, plastics products and materials, specialty chemicals and other disposable products and tubing products and (2) any business or activity reasonably related or ancillary thereto.

     “Permitted Holder” means (i) Dr. F. Patrick Smith, Kenneth W.R. Baker and (a) entities controlled by such Persons, (b) trusts for the benefit of such individual Persons or the spouses, issue, parents or other relatives of such individual Persons and (c) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person; and (ii) Tekni-Plex Partners LLC and entities controlled by such Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

      “Permitted Investments” means:

      (1) any Investment in TPI or in a Restricted Subsidiary of TPI;

      (2) any Investment in Cash Equivalents;

      (3) any Investment by TPI or any Restricted Subsidiary of TPI in a Person, if as a result of such Investment:

      (a) such Person becomes a Restricted Subsidiary of TPI; or

     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, TPI or a Restricted Subsidiary of TPI;

     (4) any Investment made as a result of the receipt of consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

     (5) any acquisition of assets or Capital Stock (other than Disqualified Stock) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of TPI;

     (6) any Investments received in compromise or resolution of (A) obligations of any person or customers that were incurred in the ordinary course of business of TPI or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such person; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

      (7) Investments represented by Hedging Obligations;

      (8) loans or advances to employees made in the ordinary course of business of TPI or the Restricted Subsidiary of TPI;

      (9) repurchases of the notes;

     (10) other Investments in any Person other than an Affiliate of TPI having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $20.0 million;

     (11) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivable; and

     (12) receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP.

      “Permitted Liens” means:

      (1) Note Liens;

      (2) Priority Liens;

      (3) Liens in favor of TPI or the Guarantors;

      (4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with TPI or any Subsidiary of TPI; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with TPI or the Subsidiary;

      (5) Liens on property (including Capital Stock) existing at the time of acquisition of the property, including by way of merger, consolidation or otherwise, by TPI or any Subsidiary of TPI; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition and do not extend to any assets other than those of the Person merged into or consolidated with TPI or the Subsidiary;

      (6) Liens to secure the performance of statutory obligations (including obligations under workers compensation, unemployment insurance or similar legislation), surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (7) Liens existing on the date of the indenture;

      (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

      (9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

      (10)survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

      (11) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

      (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

      (A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

      (B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

      (13) Liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

      (14) Liens arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings not giving rise to an Event of Default under the indenture;

      (15) Liens incurred in the ordinary course of business of TPI or any Subsidiary of TPI with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

      (16) Liens in favor of the trustee as provided for the 12 3/4% Senior Subordinated Notes Indenture, as supplemented, on money or property held or collected by the trustee in its capacity as trustee.

     “Permitted Refinancing Indebtedness” means any Indebtedness of TPI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of TPI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by TPI or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or any other Restricted Subsidiary.

     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     “Priority Lien” means, to the extent securing Priority Lien Obligations, a Lien granted to any holder, or representative of holders, of Priority Lien Obligations as security for Priority Lien Obligations.

     “Priority Lien Agent” means the Credit Agreement Agent or, after the Credit Agreement and all commitments to extend credit thereunder have been terminated, all letters of credit (if any) issued under the Credit Agreement have been discharged or cash collateralized in accordance with the terms thereof, and all Priority Lien Obligations (except Unasserted Contingent Obligations) outstanding under the Credit Agreement have been paid in full in cash, a single representative of all holders of Priority Liens most recently designated by TPI in an Officer’s Certificate delivered to the trustee or the successor of such representative in its capacity as such.

“Priority Lien Debt” means:

     (1) the principal of and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, only to the extent a claim for post-petition interest is allowed in any case under the Bankruptcy Code) on Indebtedness under the Credit Agreement to the extent which, when advanced (or, in the case of any reimbursement obligation for a letter of credit issued under the Credit Agreement, when such letter of credit was issued), either (a) was permitted to be incurred by clause (1) or clause (14) of the definition of “Permitted Debt” or (b) was advanced (or, in the case of any such reimbursement obligation, relates to a letter of credit that was issued) upon delivery to the trustee and the Credit Agreement Agent of an officer’s certificate to the effect that such Indebtedness was permitted to be incurred by clause (1) or clause (14) of the definition of “Permitted Debt”, including without limitation any such Indebtedness incurred in any insolvency or liquidation proceeding to the extent permitted by clause (1) or clause (14) of the definition of “Permitted Debt;”

     (2) Hedging Obligations permitted to be incurred by clause (8) of the definition of “Permitted Debt” that are equally and ratably secured by any and all Liens securing Indebtedness outstanding under the Credit Agreement; and

     (3) the principal of and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, only to the extent a claim for post-petition interest is allowed in such any case under the Bankruptcy Code) on Indebtedness under any Credit Facility other than the Credit Agreement to the extent such Indebtedness was permitted to be incurred by clause (1) or clause (14) of the definition of “Permitted Debt” but only if on or before the day on which such Indebtedness was incurred by TPI or any of its Restricted Subsidiaries such Indebtedness is designated by TPI, in an officer’s certificate delivered to the trustee and the Credit Agreement Agent on or before such date, as Priority Lien Debt for the purposes of the indenture.

     “Priority Lien Documents” means the documentation relating to any Priority Lien Debt including, without limitation, the Credit Agreement, the Priority Lien Security Documents and all other agreements governing, securing or relating to any Priority Lien Obligations.

     “Priority Lien Obligations” means the Priority Lien Debt and all other Obligations of TPI or any Guarantor under the Priority Lien Documents.

     “Priority Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignment, mortgages, deed of trust or other grants or transfers for security executed and delivered by TPI or any Guarantor creating a Lien upon property owned or to be acquired by TPI or such Guarantor in favor of any holder or holders of Priority Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any Priority Lien Obligations.

      “Restricted Investment” means an Investment other than a Permitted Investment.

     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Group.

     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subordinated Note Indenture” means the indenture, dated as of June 21, 2000, by and among TPI, the Guarantors and HSBC Bank USA, as trustee, under which TPI’s 12 ¾% Senior Subordinated Notes due 2010 were issued, as supplemented by a First Supplemental Indenture, dated as of May 6, 2002, by and among TPI, TPI Acquisition Subsidiary, Inc. and HSBC Bank USA and as further supplemented by a Second Supplemental Indenture, dated as of August 22, 2002, by and among, TPI, TP-Elm Acquisition Subsidiary, Inc. and HSBC Bank USA.

      “Subsidiary” means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     “Subsidiary Guarantee” means the Guarantee by each Guarantor of TPI’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

     “Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness and (ii) contingent obligations to reimburse the issuer of an outstanding letter of credit for amounts that may be drawn or paid thereunder) in respect of which no claim or demand for payment has been made at such time.

     “Unrestricted Subsidiary” means any Subsidiary of TPI that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

      (1) has no Indebtedness other than Non-Recourse Debt;

     (2) except as permitted by the covenant described above under the caption “— Certain Covenants — Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with TPI or any Restricted Subsidiary of TPI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to TPI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of TPI;

     (3) is a Person with respect to which neither TPI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of TPI or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of TPI as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of TPI as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” TPI will be in default of such covenant. The Board of Directors of TPI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of TPI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

      (2) the then outstanding principal amount of such Indebtedness.

     “Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares)

will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The old notes were sold by us to the initial purchasers pursuant to a purchase agreement, dated November 12, 2003, between us and the initial purchasers. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act in reliance on Rule 144A and outside the United States in accordance with Regulation S under the Securities Act. As a condition to the initial sale of the old notes, we and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed that we would:

  file with the SEC within 90 days after the closing date, which is the date we delivered the old notes to the initial purchasers, a registration statement under the Securities Act with respect to the new notes; and

  use all commercially reasonable efforts to cause such registration statement to become effective under the Securities Act within 180 days after the closing date; and

  use our commercially reasonable efforts to consummate the Exchange Offer within 30 business days after the registration statement is declared effective.

     We agreed to issue and exchange new notes for all old notes validly tendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The registration statement is intended to satisfy certain of our obligations under the registration rights agreement and the purchase agreement. In the event that due to a change in current interpretations by the SEC, we are not permitted to effect such exchange offer, if any holder of the old notes notifies us prior to the 20th day following consummation of the exchange offer that such holder is not eligible to participate in the exchange offer pursuant to the registration rights agreement, or under other specified circumstances, we agreed to file a shelf registration statement covering resales by the holders of the old notes and will use our commercially reasonable efforts to cause such shelf registration statement to become effective and to keep such shelf registration statement effective for a maximum of two years from the closing date.

Terms of the Exchange Offer; Period for Tendering Old Notes

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

  When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

  The exchange offer expires at 5:00 p.m., New York City time, on                 , 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means                   , 2004 or, if extended by us, the latest time and date to which the exchange offer is extended.

  As of the date of this prospectus, $275,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

  Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

  We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

  Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

  Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

     Important rules concerning the exchange offer

     You should note that:

  All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by TPI in its sole discretion, which determination shall be final and binding.

  We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

  Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

  Neither TPI, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

      What to submit and how

     If you, as the registered holder of an old security, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to HSBC Bank USA at the address set forth below under “Exchange Agent” on or prior to the expiration date.

      In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2)	a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3)	you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to TPI.

      How to sign your letter of transmittal and other documents

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

  a commercial bank or trust company having an office or correspondent in the United States

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by TPI, proper evidence satisfactory to TPI of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

     In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

  certificates for old notes, and
  a properly completed and duly executed letter of transmittal, or a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below.

     If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

     If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

     If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1)	the tender is made through an eligible institution,

(2)	prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes

	•	the amount of old notes tendered

	•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3)	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

  the name of the person having tendered the old notes to be withdrawn the old notes to be withdrawn

  the principal amount of the old notes to be withdrawn

  if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility

     Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     HSBC Bank USA has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Registered or Certified Mail,
Overnight Courier or Hand:	By Facsimile:

HSBC Bank USA	HSBC Bank USA
One Hanson Place	Attention: Paulette Shaw
Brooklyn, New York 11243	(718) 488-4488
Attention: Paulette Shaw
Tel: (718) 488-4475

     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $250,000.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

     However, any purchaser of old notes who is an “affiliate” of TPI or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)	will not be able to rely on the interpretation of the staff of the SEC,

(2)	will not be able to tender its old notes in the exchange offer and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

     By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of old notes for new notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for an exchange note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the exchange note as in the old note immediately before the exchange.

     Noteholders considering this exchange offer are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     In the opinion of Davis Polk & Wardwell, the following are the material United States federal income tax consequences of ownership and disposition of the notes. This discussion only applies to:

  notes purchased by those initial holders who exchange old notes for new notes pursuant to the exchange offer and purchased the old notes at the “issue price”, which was the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the old notes was sold for money;

  notes held as capital assets for United States federal income tax purposes; and

  notes held by holders that are for United States federal income tax purposes:

    citizens or residents of the United States;

    corporations, or other entities taxable as corporations for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

    estates or trusts whose income is subject to United States federal income taxation regardless of its source.

     This discussion does not describe all of the tax consequences that may be relevant to a holder’s particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;

  insurance companies;

  tax-exempt organizations;

  dealers in securities or foreign currencies;

  persons holding notes as part of a hedge;

  holders whose functional currency is not the U.S. dollar;

  United States expatriates;

  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  persons subject to the alternative minimum tax.

     This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly on a retroactive basis.

     Holders of notes are urged to consult their tax advisors with regard to the application of the united states federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      EXCHANGE OF NOTES

     The exchange of old notes for new notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

     HOLDERS CONSIDERING THIS EXCHANGE OFFER ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

      INTEREST INCOME

     The notes were not issued with “original issue discount” within the meaning of Section 1273 of the Code. A holder will recognize interest paid on a note as ordinary income at the time it accrues or is received in accordance with the holder’s method of accounting for United States federal income tax purposes.

      DISPOSITION OF NOTES

     Upon the sale, exchange (other than the exchange of an old note for a new note) or retirement of a note, a holder will recognize taxable gain or loss equal to the difference between the amount realized on the disposition of the note (excluding any amount attributable to accrued but unpaid interest, which is treated as interest income as described in the previous paragraph) and the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in a note will generally equal the cost of the note to the holder, reduced by any principal payments received by the holder. Gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Holders should consult their tax advisors regarding the treatment of capital gains and losses.

      BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A holder may be subject to backup withholding on these payments if the holder fails to provide its taxpayer identification number and comply with certain certification procedures, or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding will be allowed as a credit against the holder’s United Sates federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

      We will not receive any proceeds from any sale of new notes by broker-dealers.

     New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market

  in negotiated transactions

  through the writing of options on the new notes or

  a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

      Any resale may be made

  directly to purchasers or

  to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

     Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     The validity of the new notes offered will be passed upon for Tekni-Plex, Inc. by Davis Polk & Wardwell, New York, New York.

EXPERTS

     The consolidated financial statements and schedules of Tekni-Plex, Inc. incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and we file periodic reports and other information with the SEC. Our obligation to file periodic reports and other information with the SEC will be suspended if our notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of Tekni-Plex. We have also agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the noteholders and following the consummation of the exchange offer file with the SEC (unless the SEC will not accept such a filing);

  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants and all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

     In addition, for so long as any of the notes remain outstanding, we will make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144(d)(4) under the Securities Act. Annual reports delivered to the trustee and the noteholders will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. We will also furnish such other reports as may be required by law.

      WE WILL PROMPTLY PROVIDE WITHOUT CHARGE TO YOU, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN, 2004, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, IF THE EXCHANGE OFFER IS EXTENDED. REQUESTS SHOULD BE DIRECTED TO:

TEKNI-PLEX, INC.
260 NORTH DENTON TAP ROAD
COPPELL, TEXAS 75019
TELEPHONE: (972) 304-5077
FACSIMILE: (972) 304-6297

      Our SEC filings are available over the Internet at the SEC’s web site athttp://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

     The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will update and supersede this information. We incorporate by reference the documents listed below:

  Our Annual Report on Form 10-K for the quarter ended June 27, 2003

  Our Quarterly Report on Form 10-Q for the quarter ended September 26, 2003

PART II

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Tekni-Plex’s certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its shareowners for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. Tekni-Plex’s bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. Tekni-Plexi’s bylaws also provide (i) that we may expand the scope of the indemnification by individual contracts with our directors and officers, and (ii) that we shall not be required by law, if the proceeding in which indemnification is sought was brought by a director or officer, it was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the Delaware law, or the indemnification is required by individual contract. In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits

3.1	Restated Certificate of Incorporation of Tekni-Plex, Inc.*

3.2	Amended and Restated By-laws of Tekni-Plex, Inc.*

3.3	Certificate of Incorporation of PureTec Corporation.*

3.4	By-laws of PureTec Corporation*

3.5	Certificate of Incorporation of Tri-Seal Holdings, Inc.*

3.6	By-laws of Tri-Seal Holding, Inc.*

3.7	Certificate of Incorporation of Natvar Holdings, Inc.*

3.8	By-laws of Natvar Holdings.*

3.9	Certificate of Incorporation of Plastic Specialties and Technologies, Inc.*

3.10	By-laws of Plastic Specialties and Technologies, Inc.*

3.11	Certificate of Incorporation of Plastic Specialties and Technologies Investments, Inc.*

3.12	By-laws of Plastic Specialties and Technologies Investments, Inc.*

3.13	Certificate of Incorporation of Burlington Resins, Inc.*

3.14	By-laws of Burlington Resins, Inc.*

3.15	Certificate of Incorporation of TPI Acquisition Subsidiary, Inc.**

3.16	By-laws of TPI Acquisition Subsidiary, Inc.**

3.17	Certificate of Incorporation of Distributors Recycling, Inc.*

3.18	By-laws of Distributors Recycling, Inc.*

II-1

3.19	Certificate of Incorporation of REI Distributors, Inc.*

3.20	By-laws of REI Distributors, Inc.*

3.21	Certificate of Incorporation of TP-Elm Acquisition Subsidiary, Inc.**

3.22	By-laws of TP-Elm Acquisition Subsidiary, Inc.**

4.1	Indenture, dated as of November 21, 2003 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as Trustee.***

4.2	Purchase Agreement, dated as of November 12, 2003 among Tekni-Plex, Inc., the Guarantors listed therein, and Lehman Brothers Inc. and Citigroup Global Markets Inc.***

4.3	Registration Right Agreement, dated as of November 21, 2003 among Tekni-Plex, Inc., the Guarantors listed therein, and Lehman Brothers Inc. and Citigroup Global Markets Inc.***

4.4	Indenture, dated as of June 21, 2000 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as Trustee.*

4.5	First Supplemental Indenture, dated as of May 6, 2002 among Tekni-Plex, Inc., TPI Acquisition Subsidiary, Inc. and HSBC Bank USA, as Trustee**

4.6	Second Supplemental Indenture, dated as of August 22, 2002 among Tekni-Plex, Inc., TP-Elm Acquisition Subsidiary, Inc. and HSBC Bank USA, as Trustee**

5.1	Opinion of Davis Polk & Wardwell.***

8.1	Opinion of Davis Polk & Wardwell as to tax matters***

10.1	Credit Agreement, dated as of June 21, 2000, among Tekni-Plex, Inc., the Guarantors party thereto, the Lenders party thereto, the LC Issuing Banks referred to therein and Morgan Guaranty Trust Company of New York.*

10.1.1	First Amendment to the Credit Agreement dated September 26, 2001***

10.1.2	Second Amendment to the Credit Agreement dated November 1, 2001***

10.1.3	Third Amendment to the Credit Agreement dated September 22, 2003***

12.1	Statement regarding Computation of Ratios.***

23.1	Consent of BDO Seidman LLP.***

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1 and Exhibit 8.1).

25.1	Statement of Eligibility of Trustee, HSBC Bank USA, on Form T-1.***

99.1	Form of Letter of Transmittal.***

99.2	Form of Notice of Guaranteed Delivery.***

99.3	Form of Tender Instructions.***

99.4	Form of Exchange Agent Agreement.***

	99.5	Instruction to Registered Holders and/or Book-Entry Transfer Facility Participants.***

	99.6	Broker’s Letter to Clients.***

*	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-43800) filed on August 15, 2000.

**	Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-98561) filed on August 22, 2002.

***	Filed herewith.

Item 22. Undertakings

      (a) The undersigned hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the notes offered therein, and the offering of such notes at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Tekni-Plex, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

TEKNI-PLEX, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

/s/ Arthur P. Witt	Director and Corporate Secretary

Arthur P. Witt

/c/ J. Andrew McWethy	Director

J. Andrew McWethy

/s/ Michael F. Cronin	Director

Michael F. Cronin

/s/ John S. Geer	Director

John S. Geer

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, PureTec Corporation, a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

PURETEC CORPORATION

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Tri-Seal Holdings, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

TRI-SEAL HOLDINGS, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Natvar Holdings, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

NATVAR HOLDINGS, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Plastics Specialties and Technologies, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

PLASTICS SPECIALTIES AND TECHNOLOGIES, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Plastics Specialties and Technologies Investments, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

PLASTICS SPECIALTIES AND TECHNOLOGIES INVESTMENTS, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Burlington Resins, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

BURLINGTON RESINS, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, TPI Acquisition Subsidiary, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

TPI ACQUISITION SUBSIDIARY, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Distributors Recycling, Inc., a New Jersey corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

DISTRIBUTORS RECYCLING, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, REI Distributors, Inc., a New Jersey corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

REI DISTRIBUTORS, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, TP-Elm Acquisition Subsidiary, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on January 8, 2004.

TP-ELM ACQUISITION SUBSIDIARY, INC.

By:	/s/ F. Patrick Smith

	Name:	F. Patrick Smith
	Title:	Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 8th day of January, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ F. Patrick Smith	Chairman of the Board and Chief Executive Officer

F. Patrick Smith

/s/ Kenneth W.R. Baker	Director, President and Chief Operating Officer
(principal financial and accounting officer)
Kenneth W.R. Baker

EXHIBIT INDEX

Exhibit No.	Description	Page

3.1	Restated Certificate of Incorporation of Tekni-Plex, Inc.*

3.2	Amended and Restated By-laws of Tekni-Plex, Inc.*

3.3	Certificate of Incorporation of PureTec Corporation.*

3.4	By-laws of PureTec Corporation.*

3.5	Certificate of Incorporation of Tri-Seal Holdings, Inc.*

3.6	By-laws of PTI Plastics, Inc.*

3.7	Certificate of Incorporation of Natvar Holdings, Inc.*

3.8	By-laws of Natvar Holdings.*

3.9	Certificate of Incorporation of Plastic Specialities and Technologies, Inc.*

3.1	By-laws of Plastic Specialities and Technologies, Inc.*

3.11	Certificate of Incorporation of Plastic Specialities and Technologies Investments, Inc.*

3.12	By-laws of Plastic Specialities and Technologies Investments, Inc.*

3.13	Certificate of Incorporation of Burlington Resins, Inc.*

3.14	By-laws of Burlington Resins, Inc.*

3.15	Certificate of Incorporation of TPI Acquisition Subsidiary, Inc.**

3.16	By-laws of TPI Acquisition Subsidiary, Inc.**

3.17	Certificate of Incorporation of Distributors Recycling, Inc.*

3.18	By-laws of Distributors Recycling, Inc.*

3.19	Certificate of Incorporation of REI Distributors, Inc.*

3.20	By-laws of REI Distributors, Inc.*

3.21	Certificate of Incorporation of TP-Elm Acquisition Subsidiary, Inc.**

3.22	By-laws of TP-Elm Acquisition Subsidiary, Inc.**

4.1	Indenture, dated as of November 21, 2003 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as Trustee.***

4.2	Purchase Agreement, dated as of November 12, 2003 among Tekni-Plex, Inc., the Guarantors listed therein, and Lehman Brothers Inc. and Citigroup Global Markets Inc.***

4.3	Registration Right Agreement, dated as of November 21, 2003 among Tekni-Plex, Inc., the Guarantors listed therein, and Lehman Brothers Inc. and Citigroup Global Markets Inc.***

Exhibit No.	Description	Page

4.4	Indenture, dated as of June 21, 2000 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as Trustee*

4.5	First Supplemental Indenture, dated as of May 6, 2002 among Tekni-Plex, Inc., TPI Acquisition Subsidiary, Inc. and HSBC Bank USA, as Trustee**

4.6	Second Supplemental Indenture, dated as of August 22, 2002 among Tekni-Plex, Inc., TP-Elm Acquisition Subsidiary, Inc. and HSBC Bank USA, as Trustee**

5.1	Opinion of Davis Polk & Wardwell.***

8.1	Opinion of Davis Polk & Wardwell as to tax matters***

10.1	Credit Agreement, dated as of June 21, 2000, among Tekni-Plex, Inc., the Guarantors party thereto, the Lenders party thereto, the LC Issuing Banks referred to therein and Morgan Guaranty Trust Company of New York.*

10.1.1	First Amendment to the Credit Agreement dated September 26, 2001***

10.1.2	Second Amendment to the Credit Agreement dated November 1, 2001***

10.1.3	Third Amendment to the Credit Agreement dated September 22, 2003***

12.1	Statement regarding Computation of Ratios.***

23.1	Consent of BDO Seidman LLP.***

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1 and Exhibit 8.1).

25.1	Statement of Eligibility of Trustee, HSBC Bank USA, on Form T-1.***

99.1	Form of Letter of Transmittal.***

99.2	Form of Notice of Guaranteed Delivery.***

99.3	Form of Tender Instructions.***

99.4	Form of Exchange Agent Agreement.***

99.5	Instruction to Registered Holders and/or Book-Entry Transfer Facility Participants.***

99.6	Broker’s Letter to Clients.***

*     Filed previously as an Exhibit to the Form S-4 (File No. 333-43800) filed on August 15, 2000.

**   Filed previously as an Exhibit to our Registration Statement on Form S-4 (File No. 333-98561) filed on August 22, 2002.

*** Filed herewith.

$275,000,000

Tekni-Plex, Inc.

     Offer to Exchange All Outstanding
8¾% Senior Secured Notes Due 2013
for
8¾% Senior Secured Exchange Notes Due 2013
Which Have Been Registered Under
The Securities Act of 1933

     Until _________, 2004 (180 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscription.